Exhibit 10.17

LOAN AGREEMENT

This LOAN AGREEMENT is made and entered into by and among CARVER DEVELOPMENT CDE VI, LLC, a Georgia limited liability company (the “Carver Lender”), ST CDE LXII, LLC, a Georgia limited liability company (the “ST Lender”, and together with Carver Lender, each a “Lender”, and collectively, the “Lenders”), and DANIMER SCIENTIFIC MANUFACTURING, INC., a Delaware corporation (“Borrower”), as of April 25, 2019 (the “Effective Date”).

W-I-T-N-E-S-S-E-T-H

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. The following terms shall have the following definitions for purposes of this Loan Agreement and the Loan Documents:

1.1. “Accounts” has the meaning set forth in the UCC.

1.2. “Advance” has the meaning set forth in Section 2.2.

1.3. “Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) of such Person; or (c) ten percent (10%) or more of the voting stock or membership interests (units) of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lenders be deemed an Affiliate of the Borrower or any of its subsidiaries.

1.4. “Allocatees” means, collectively, the Carver Allocatee and the ST Allocatee.

1.5. “Allocation Agreement” means, collectively, the Carver Allocation Agreement and the ST Allocation Agreement.

1.6. “Anti-Terrorism Laws” means all laws relating to terrorism or money laundering, including, without limitation, the Executive Order and the Bank Secrecy Act, as amended by the USA Patriot Act.

1.7. “Applicable Law” means the constitutions, statutes, codes, ordinances, rules, regulations, orders, decisions, judgments, and decrees of Governmental Authorities of the State of Georgia and other Governmental Authorities having jurisdiction over the Borrower or the Collateral.

1.8. “Assignment of Equipment Contracts” means that certain Assignment of Equipment Contracts, dated as of the Effective Date, by Borrower in favor of Lenders.

1.9. “Average Value” means the average cost Basis of Borrower’s owned property and the reasonable value of its leased property during a Taxable Year.

1.10. “Baker Tilly” means Baker Tilly Virchow Krause, LLP, an Illinois limited liability partnership.

1.11. “Bankruptcy Code” means the United States Bankruptcy Code or like provision of law.

1.12. “Basis” means the unadjusted basis, as determined for federal income tax purposes.

1.13. “Books and Records” means all books, records, files, correspondence, books of account and ledgers, all electronically recorded data, computer programs and records, customer lists, vendor lists, invoices, orders, and other accounting materials, together with the file cabinets or other receptacles and containers for any of the foregoing, that may relate to the Collateral.

1.14. “Borrower” has the meaning set forth in the preamble to this Loan Agreement.

1.15. “Business” means Borrower’s trade or business that consists solely of the leasehold ownership, equipping and operation of the Project.

1.16. “Business Day” means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close, in Savannah, Georgia or Atlanta, Georgia.

1.17. “Carver Allocatee” means Carver Financial Corporation, a Georgia corporation.

1.18. “Carver Allocation Agreement” means that certain Allocation Agreement with respect to the Tax Credits awarded to Carver Allocatee pursuant to the 2017 Round of New Markets Tax Credits Allocation Authority, with an effective date of May 7, 2018, as amended on September 20, 2018, by and among the CDFI Fund, Carver Allocatee, and certain subsidiaries of Carver Allocatee, including Carver Lender, as further amended from time to time.

1.19. “Carver Bank” means Carver State Bank, a Georgia banking corporation.

1.20. “Carver Loan A” means the loan in the original principal amount of $4,901,400 made by Carver Lender to Borrower pursuant to this Loan Agreement and shall include the principal, accrued interest, and Fees and Expenses related thereto.

1.21. “Carver Loan B” means the loan in the original principal amount of $2,098,600 made by Carver Lender to Borrower pursuant to this Loan Agreement and shall include the principal, accrued interest, and Fees and Expenses related thereto.

1.22. “Carver Reserve Account” means that certain deposit account number 146605 in Borrower's name at Carver Bank.

1.23. “Carver Reserve Account Pledge and Control Agreement” means that certain Account Pledge and Control Agreement (Carver Reserve Account) dated as of the Effective Date, by and between Borrower, Carver Lender, and Carver Bank, as the same may be amended, restated or otherwise modified from time to time.

1.24. “Casualty” means any act or occurrence of any kind or nature that results in material damage, loss or destruction to the Collateral that will have a material adverse effect on Borrower’s ability to repay the Loans.

1.25. “CDFI Fund” means the Community Development Financial Institutions Fund of the United States Department of Treasury, or any successor agency charged with oversight responsibility for the New Markets Tax Credit program.

1.26. “Census Tract” means census tract number 13087970300 for the 2011-2015 American Community Survey.

1.27. “Change in Control” means the shareholders of Borrower as of the Effective Date collectively shall cease to own, beneficially and of record, directly or indirectly (including economic interests associated therewith) at least a majority of the shareholder interests of Borrower.

1.28. “Chattel Paper” has the meaning set forth in the UCC.

1.29. “Closing Flow of Funds Memorandum” means that certain Funds Flow Memorandum among the Borrower, the Lenders, the Investment Fund, and certain other parties thereto, dated as of the Effective Date.

1.30. “Collateral” means, with respect to Borrower, Borrower’s UCC Collateral, and all other security of Borrower for Borrower’s Obligations granted pursuant to the Loan Documents, as well as all additions, accessions, and substitutions thereto or therefor, whether now owned or hereafter acquired, and all proceeds thereof, including, but not limited to, that certain equipment identified in Exhibit A to the Equipment Purchase Agreement.

1.31. “Collectibles” means any work of art, any rug or antique, any metal or gem, any stamp or coin, any alcoholic beverage, any musical instrument, or any historical object (documents, clothes, etc.), or as otherwise specified pursuant to Section 408(m)(2) of the Internal Revenue Code, other than Collectibles that are held primarily for sale to customers in the ordinary course of business.

1.32. “Community Benefits Agreement” means that certain Community Benefits Agreement dated as of the Effective Date, by and between Lenders and Borrower.

1.33. “Compliance Period” means the period beginning on the date the Investment Fund made the first “qualified equity investment” (as defined in Section 45D of the Internal Revenue Code) in a Lender and ending seven (7) years from the date of which the Investment Fund makes the last “qualified equity investment” in a Lender.

1.34. “Covered Party” has the meaning set forth in Section 6.21.

1.35. “Debt” means and refers to the total of all obligations of a Person, whether current or long-term, which in accordance with generally accepted accounting principles would be included as liabilities upon the Financial Reports of a Person at the date as of which Debt is to be determined, and shall also include (i) all capital lease obligations whether for equipment or real property and (ii) all guarantees, endorsements (other than for collection of instruments in the ordinary course of business), or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement contingent or otherwise to furnish funds through the purchase of goods, supplies, or services for the purposes of payment of the obligations of others; provided however, obligations of a Person relating to accounts payable of the Person which were incurred in the ordinary course of business shall not be included in this definition of Debt.

1.36. “Default Proceeds” has the meaning set forth in Section 10.5.

1.37. “Default Rate” means the lesser of (i) an amount of interest equal to five percent (5%) in excess of the Interest Rate, or (ii) the Highest Rate.

1.38. “Disbursement” means disbursements by or on behalf of Borrower from the Disbursement Account for Project Costs.

1.39. “Disbursement Account” means that certain deposit account number 1000214573056 in Borrower's name at ST Bank, into which a portion of the proceeds of the Loans will be deposited and from which Disbursements will be made.

1.40. “Disbursement Account Control Agreement” means that certain Depository Account Control Agreement (Disbursement Account) dated as of the Effective Date, by and among Borrower, the Lenders, and ST Bank, as the same may be amended, restated or otherwise modified from time to time.

1.41. “Disbursement Account Pledge Agreement” means that certain Assignment and Pledge of Deposit Account (Disbursement Account) dated as of the Effective Date, by and between Borrower, the Lenders, and ST Bank, as the same may be amended, restated or otherwise modified from time to time.

1.42. “Disbursing Agreement” means that certain Disbursing Agreement, dated on or about the Effective Date, by and among Borrower, Lenders, and ST Bank, as may be amended from time to time.

1.43. “DSH” means Danimer Scientific Holdings, LLC, a Delaware limited liability company.

1.44. “Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement, dated as of the Effective Date, entered into by Borrower and Guarantor in favor of the Lenders regarding the indemnification of the Lenders for environmental conditions on the Real Property.

1.45. “Equipment” has the meaning set forth in the UCC.

1.46. “Equipment Purchase Agreement” means that certain Equipment Purchase Agreement between Borrower and Guarantor dated as of April [__], 2019.

1.47. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.48. “Event of Default” means those acts, omissions, conditions, occurrences, happenings and events referred to in Section 7 of this Loan Agreement.

1.49. “Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, including the Annex thereto, as amended from time to time.

1.50. “Fees and Expenses” means reasonable and documented: (a) late fees; (b) origination fees, if any; (c) expenses relating to curing the title of the Lenders, Borrower or any other Person to the Collateral; (d) closing fees and expenses; (e) appraisal fees; (f) title and Lien searches; (g) all expenses relating to the perfection of the Liens of the Lenders in and to the Collateral; (h) all expenses relating to the preservation and protection of the Liens of the Lenders in and to the Collateral; (i) recording fees; (j) recording taxes; (k) all expenses actually incurred relating to maintaining the priority of the Liens of the Lenders; (1) all expenses incurred or paid by the Lenders while the Collateral shall be in the possession of the Lenders; (m) attorneys’ fees and third party costs incurred or paid by the Lenders or the Investment Fund during the negotiation, execution, preparation, closing, satisfaction or disposition of this Loan Agreement and the Loan Documents; (n) attorneys’ fees and third party costs incurred or paid by the Lenders to enforce, interpret, or modify any provision of this Loan Agreement or the Loan Documents; (o) attorneys’ fees incurred or paid by the Lenders if the Lenders shall file or commence any Litigation to protect their rights or to enforce any provision of this Loan Agreement or the Loan Documents; (p) accounting fees; (q) travel expenses; (r) other fees and expenses identified in this Loan Agreement and the Loan Documents (including those fees described in Section 2.5 of this Loan Agreement); (s) fees imposed by the CDFI Fund on Lenders or Allocatees, as applicable, in connection with their Allocation Agreements; (t) expenses incurred or paid by the Lenders on behalf of Borrower; (u) third-party expenses associated with the Loans in addition to or in excess of the amounts shown in the Financial Projections for the Lenders’ annual audits, the preparation of annual and interim financial statements, the preparation of tax returns and the preparation and submission of compliance reports to the CDFI Fund, if applicable, for each calendar year through and including the calendar year of disposition of the Loans by the Lenders (including, such costs incurred by the Lenders or the Investment Fund in the succeeding year with respect to the year of disposition) but only to the extent directly attributable to the Loans; and (v) Lenders Fees and Expenses.

1.51. “Fee and Services Agreement” means that certain Fee and Services Agreement (Loan Servicing and Compliance), dated as of the Effective Date, by and among, Borrower, Baker Tilly, and VAF.

1.52. “Financial Projections” means the financial projections, prepared by Baker Tilly, marked final and dated as of the Effective Date.

1.53. “Financial Reports” means all of the financial statements, balance sheets, income statements, statements of owners’ equity, and statements of cash flow and all other documents delivered by, or on behalf of, Borrower to the Lenders.

1.54. “Financing Statement” means, collectively, the UCC-1 financing statements to be filed and recorded pursuant to this Loan Agreement to perfect the Liens of the Lenders in all or part of the UCC Collateral of Borrower.

1.55. “Fund Expenses” means extraordinary out-of-pocket costs and expenses actually incurred by or on behalf of the Investment Fund on account of or in connection with the Loans, including amounts required to pay (i) costs incurred in connection with the enforcement, collection or “workout” of the Loans and/or to make protective advances in connection with the Loans and/or the sale, acquisition, operation, and disposition of any collateral for any such Loans, (ii) costs incurred in connection with the reinvestment of any amounts received by a Lender which are required to be reinvested under Section 45D of the Internal Revenue Code, including costs and expenses of third parties incurred in connection with identifying, performing due diligence with respect to, documenting and/or consummating any investment by such Lender, (iii) costs incurred in any litigation or other judicial or administrative proceeding to which a Lender or the Investment Fund may be subject (except disputes between a Lender and the Investment Fund or its investor member, which such dispute does not relate to any act or omission of the Borrower or Guarantor in violation of the Loan Documents), (iv) legal and accounting fees and expenses incurred in connection with the amendment, administration, enforcement, and collection of the Loans, but exclusive of fees for bookkeeping, accounting, audit and tax preparation, and other similar services relating to the affairs of the Investment Fund, and (v) income, franchise or withholding taxes incurred in connection with Lender’s Loans and the Investment Fund’s investment in the Lenders.

1.56. “General Intangibles” has the meaning set forth in the UCC.

1.57. “Governmental Authority” means any executive, legislative, and judicial body, and any agency, department, board, commission, council, court, tribunal, official, or other entity exercising governmental or quasi-governmental powers, of the United States of America, the State of Georgia, and any other nation, state, county, parish, city, community, town, borough, village, district or other jurisdiction having jurisdiction over a Party or the Collateral.

1.58. “Governmental Authorization” means any permit, franchise, certificate, registration, or license issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

1.59. “Ground Lease” means that certain Sublease between Guarantor, as sublessor, and Borrower, as sublessee, dated as of March 13, 2019.

1.60. “Guarantor” means Meredian Holdings Group, Inc., a Georgia corporation.

1.61. “Guaranty” means that certain Payment Guaranty dated as of the Effective Date, by Guarantor in favor of the Lenders.

1.62. “Hazardous Materials” has the meaning set forth in the Environmental Indemnity Agreement.

1.63. “Hazardous Waste Law” has the meaning set forth in the Environmental Indemnity Agreement.

1.64. “Highest Rate” means the highest rate of interest that may be charged pursuant to the laws of the State of Georgia.

1.65. “Improvements” means the commercial demonstration plant and all other improvements, equipment, and fixtures located or to be located at the Leased Space.

1.66. “Interest Rate” means with respect to each of the Loans, the rate set in the applicable Promissory Note, or the Highest Rate, whichever shall be less. Upon the occurrence of an Event of Default, the Lenders may increase the Interest Rate on the outstanding and unpaid principal amount of the Loans in default to an amount equal to the Default Rate, until the Obligations shall be paid in full.

1.67. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

1.68. “Inventory” has the meaning set forth in the UCC.

1.69. “Investment Fund” means Danimer Bainbridge Investment Fund, LLC, a Georgia limited liability company, as the investor member of the Lenders.

1.70. “Investor” means SunTrust Community Capital, LLC, a Georgia limited liability company, and its successors and assigns, as the sole member of the Investment Fund.

1.71. “Leased Space” means the portion of the Real Property leased to Borrower pursuant to the Ground Lease, further described on Exhibit F attached hereto and incorporated herein for all purposes.

1.72. “Leases” means any and all leases, subleases, licenses and other agreements now or hereafter entered into granting to any Person the right to occupy any portion of the Project between Borrower or any of Borrower’s subtenants, as lessor, and a Tenant, as lessee.

1.73. “Lenders” has the meaning set forth in the preamble to this Loan Agreement.

1.74. “Lenders Fees and Expenses” are the fees and expenses described in Section 2.5.

1.75. “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lease, conditional sale or title retention agreement, hypothecation, right of way, easement, encroachment, servitude, charge, claim, option, right of first option, right of first refusal, equitable interest, community or marital property interest, dower or curtesy, and any other legal or equitable lien or restriction on use of any nature or character whatsoever.

1.76. “Litigation” means any pending or threatened lawsuit, action, cause of action, claim for relief, mediation, arbitration, governmental investigation, audit, contest or other legal proceeding of any nature or character whatsoever.

1.77. “Loan Agreement” means this agreement.

1.78. “Loan Documents” means this Loan Agreement, the Schedules and Exhibits to this Loan Agreement, the Promissory Notes, the Carver Reserve Account Pledge and Control Agreement, the Security Agreement, the Environmental Indemnity Agreement, the Financing Statement, the Guaranty, Disbursing Agreement, the Disbursement Account Pledge Agreement, the Disbursement Account Control Agreement, the Reimbursement and Compliance Agreement, the Community Benefits Agreement, the ST Reserve Account Control Agreement, the ST Reserve Account Pledge Agreement, the Assignment of Equipment Contracts, the Negative Pledge, and all other documents that may be made, executed, acknowledged, delivered, filed, or recorded in connection with this Loan Agreement or the Loans.

1.79. “Loans” means, collectively, Carver Loan A, ST Loan A, Carver Loan B, and ST Loan B.

1.80. “Low-Income Community” shall have the same meaning as set forth in Section 45D of the Internal Revenue Code and Section 1.45D-1 of the Treasury Regulations.

1.81. “Material Adverse Change” means: (a) a material adverse change in the operation or prospect of the business, properties, assets, revenues, expenses, or financial condition of Borrower; or (b) a material impairment of the ability of Borrower to comply with the provisions of this Loan Agreement or the Loan Documents.

1.82. “Material Contract” means each contract material to conducting the business of Borrower to which Borrower is a party, including, but not limited to, the Tolling Agreement, R&D Agreement, the PHA Agreement, and the Equipment Purchase Agreement.

1.83. “Maturity Date” means [September 30, 2048].

1.84. “Meredian Bioplastics” means Meredian Bioplastics, Inc., a Georgia corporation.

1.85. “Negative Pledge” means that certain Memorandum of Negative Pledge, dated as of the Effective Date, by and between Borrower and Lenders.

1.86. “NMTC Control” means “control” as defined in Treasury Regulation Section 1.45D-1(d)(6)(ii)(B) as the direct or indirect ownership (based on value) or control (based on voting or “management rights”) of more than fifty percent (50%) of an entity. For this purpose, the term “management rights” means the power to influence the management policies or investment decisions of the entity.

1.87. “NMTC Program Requirements” means, collectively, the provisions of Section 45D of the Internal Revenue Code, the Treasury Regulations and related published rulings issued by the Internal Revenue Service, and guidance, rules or procedures published by the CDFI Fund, and the Allocation Agreements.

1.88. “NMTC Recapture Event” has the meaning set forth in Section 6.30.2.

1.89. “Nonqualified Financial Property” means cash, cash equivalents, debt, stock, partnership interests, limited liability company interests, options, futures contracts, forward contacts, warrants, notional principal contracts, annuities, and other similar property as described in Treasury Regulations Section 1.45D-1(d)(4)(i)(E); provided, however, Nonqualified Financial Property shall not include (1) reasonable amounts of working capital held in cash, cash equivalents, or debt instruments with a term of eighteen (18) months or less, or (2) “debt instruments” described in Section 1221(a)(4) of the Internal Revenue Code. For purposes of this definition, the proceeds of a capital or equity investment or loan by the Lenders that will be expended for construction of real property within twelve (12) months after the date the investments or loan is made shall be treated as a reasonable amount of working capital.

1.90. “Obligations” means collectively: (a) the prompt and complete payment of the principal and accrued interest of the Loans and Fees and Expenses as and when required pursuant to this Loan Agreement and the Loan Documents and any and all extensions, modifications, amendments, substitutions, replacements, and renewals thereof; (b) the prompt and complete performance of each and every obligation of Borrower pursuant to this Loan Agreement and the Loan Documents; (c) the payment of each indebtedness and the performance of each obligation of Borrower to the Lenders whether now existing or hereafter arising, voluntarily or involuntarily, by operation of law or otherwise, joint or several, primary or subordinate, absolute or contingent, or liquidated or un-liquidated.

1.91. “OFAC” means the Office of Foreign Asset Control of the U.S. Treasury Department and shall be deemed to include any successor agency thereof.

1.92. “Party” means the Lenders or Borrower.

1.93. “Permitted Liens” means (i) Project Leases and the Liens granted by Borrower to the Lenders in connection with the Loans, (ii) encumbrances arising by law, including mechanics’, materialmen’s, workers’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained, (iii) liens for unpaid Taxes contested in good faith and for which Borrower has established adequate reserves with respect to the contested claim, (iv) purchase money Liens granted by Borrower and limited in each case to the property purchased with the proceeds of such purchase money indebtedness and the proceeds thereof; and (v) zoning restrictions, easements, rights-of-way, restrictions, and other similar encumbrances affecting real property that do not in any case materially detract from the value of the property subject thereto for its intended purposes or materially interfere with the ordinary conduct of the business of Borrower or which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change.

1.94. “Person” means any entity, corporation, company, association, limited liability company, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors, and heirs of a deceased individual), Governmental Authority, trustee, and receiver, or liquidator.

1.95. “PHA Agreement” means that certain PHA Production Agreement between Borrower and DSH dated as of April [__], 2019.

1.96. “Prohibited Person” means any of the following:

(a) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) a Person whom the Lenders are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d) a Person who or that commits, threatens, or conspires to commit or supports “terrorism,” as defined in the Executive Order; or

(e) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official web site or any replacement website or other replacement official publication of such list.

1.97. “Project” means (a) the (i) equipping and operating by Borrower of a commercial demonstration plant (“CDP”), which includes the manufacture of polyhydroxyalkanoate resins, (ii) operating by Borrower of an extruder to process materials into final formulations, and (iii) providing by Borrower of testing and product development services through its research and development department, in each case to be purchased by DSH, for itself or on behalf of any of its wholly-owned subsidiaries, (b) the purchase or reimbursement by Borrower from Guarantor of certain equipment for use in the CDP, and (c) the purchase by Borrower from Meredian Bioplastics of raw materials inventory, all of which will be located within the premises located at 140 Industrial Boulevard, Bainbridge, GA, 39817, to be subleased by Guarantor to Borrower.

1.98. “Project Costs” has the meaning set forth in Section 5.5.

1.99. “Project Leases” means, collectively, the Store Ground Lease and the Ground Lease.

1.100. “Promissory Notes” means the promissory notes evidencing the Loans.

1.101. “Property” means any and all of Borrower’ property or assets, whether real, personal or mixed, or tangible or intangible.

1.102. “QALICB” means a “qualified active low-income community business” within the meaning of Treasury Regulations Section 1.45D-1(d)(4).

1.103. “QEI” means a capital contribution made by the Investment Fund to a Lender that constitutes a “qualified equity investment” as such term is defined in Treasury Regulations Section 1.45D-1(c).

1.104. “QLICI” means a “qualified low-income community investment” within the meaning of Treasury Regulations Section 1.45D-1(d)

1.105. “Qualified Business” means any trade or business except (a) the rental of (i) Residential Rental Property, or (ii) real property unless there are substantial improvements located on the real property; (b) any trade or business consisting predominantly of the development or holding of intangibles for sale or license or the rental of real property to a Tenant for such use; (c) any trade or business consisting of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, racetrack or other facility used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises; or (d) any trade or business the principal activity of which is farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Internal Revenue Code).

1.106. “R&D Agreement” means that certain Research and Development Services Agreement between Borrower and DSH dated as of April [__], 2019.

1.107. “Real Property” means that certain building and related real property located at 140 Industrial Boulevard, Bainbridge, Georgia, further described on Exhibit A attached hereto and incorporated herein for all purposes.

1.108. “Residential Rental Property” shall have the meaning given in Section 168(e)(2)(A) of the Internal Revenue Code, and includes any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from “dwelling units.” For such purpose, a “dwelling unit” means a house or apartment used to provide living accommodations in a building or structure, but does not include a unit in a hotel, motel, or other establishment more than one half (1/2) of the units in which are used on a transient basis. If any portion of the building or structure is occupied by the taxpayer, the gross rental income for such building or structure includes the rental value of the portion so occupied.

1.109. “Security Agreement” means the Security Agreement executed and delivered by the Borrower to Lenders pursuant to this Loan Agreement.

1.110. “ST Allocatee” means SunTrust Community Development Enterprises, LLC, a Georgia limited liability company.

1.111. “ST Allocation Agreement” means that certain Allocation Agreement with respect to the Tax Credits awarded to ST Allocatee pursuant to the 2017 Round of New Markets Tax Credits Allocation Authority, with an effective date of May 18, 2018, by and among the CDFI Fund, ST Allocatee, and certain subsidiaries of ST Allocatee, including ST Lender, as amended from time to time.

1.112. “ST Bank” means SunTrust Bank, a Georgia banking corporation.

1.113. “ST Lender Expenses” means all reasonable out-of-pocket expenses of ST Lender in excess of the expenses reflected as expenses or obligations of ST Lender in the Financial Projections, including, but not limited to out-of-pocket costs and expenses (including attorneys’ fees) incurred by ST Lender or Investment Fund in connection with any modification to the Loan Documents requested by Borrower, and costs and expenses incurred by a third-party workout specialist hired by Lenders in the event of a default by Borrower under the Loan Documents.

1.114. “ST Loan A” means the loan in the original principal amount of $1,360,400 made by ST Lender to Borrower pursuant to this Loan Agreement and shall include the principal, accrued interest, and Fees and Expenses related thereto.

1.115. “ST Loan B” means the loan in the original principal amount of $639,600 made by ST Lender to Borrower pursuant to this Loan Agreement and shall include the principal, accrued interest, and Fees and Expenses related thereto.

1.116. “ST Reserve Account” means that certain deposit account number 1000214573064 in Borrower's name at ST Bank.

1.117. “ST Reserve Account Control Agreement” means that certain Depository Account Control Agreement (ST Reserve Account) dated as of the Effective Date, by and between Borrower, ST Lender, and ST Bank, as the same may be amended, restated or otherwise modified from time to time.

1.118. “ST Reserve Account Pledge Agreement” means that certain Assignment and Pledge of Deposit Account (ST Reserve Account) dated as of the Effective Date, by and between Borrower, ST Lender, and ST Bank, as the same may be amended, restated or otherwise modified from time to time.

1.119. “Store Ground Lease” means that certain Master Lease Agreement between Store Capital Acquisitions, LLC, a Delaware limited liability company, as lessor, and Guarantor, as lessee dated as of December 14, 2018.

1.120. “Tangible Property” means any interest in any kind of tangible property or asset, whether real, personal or mixed.

1.121. “Tax” or “Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) including, but not limited to, income, excise, property, ad valorem, sales, use (or any similar taxes), occupation, gains, transfer, conveyance, franchise, payroll, employment, value-added, withholding, Social Security, business license fees, customs, duties and other taxes, assessments, charges, or other fees imposed by a Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

1.122. “Tax Credits” means the federal “new markets tax credit” allowed pursuant to Section 45D of the Internal Revenue Code.

1.123. “Tax Return” or “Tax Returns” means any federal, state, local or foreign return, declaration, statement, report, schedule, form, information return, or claim for refund relating to Taxes, including any amendment thereof.

1.124. “Taxable Year” means Borrower’s taxable year for federal income tax purposes, which ends on December 31.

1.125. “Tenant” means any Person who may now or hereafter hold a leasehold interest in the Leased Space leased by Borrower.

1.126. “Tenant Qualified Business” means any trade or business of a Tenant except (i) any trade or business consisting of the rental of Residential Rental Property, or (ii) the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, race track or other facility used for gambling, any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

1.127. “Tolling Agreement” means that certain Toll Processing Agreement, dated as of April [___], 2019, by and between Borrower and DSH.

1.128. “Treasury Regulations” means and includes any proposed, temporary, and/or final regulations promulgated from time to time under the Internal Revenue Code.

1.129. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Georgia, or to the extent that by reason of mandatory provisions of law, any or all of the perfection or priority of Lenders’ security interest in the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Georgia, the Uniform Commercial Code as in effect in such other jurisdiction.

1.130. “UCC Collateral” means the Accounts, Books and Records, Chattel Paper, Equipment, General Intangibles, Inventory, all other property described in the Security Agreement, and all additions, accessions, substitutions, and replacements thereto, whether now owned or hereafter acquired by the Borrower and all proceeds thereof.

1.131. “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107 56, 115 Stat. 272 (2001), as amended from time to time.

1.132. “VAF” means The Valued Advisor Fund, LLC, an Illinois limited liability company.

The above definitions shall apply to all uses of the above terms including the singular, plural, and possessive, and the past, present, and future tense.

2. Loans. In reliance upon the representations, warranties, and covenants of Borrower and subject to the provisions of this Loan Agreement and the Loan Documents, the Lenders shall make loans to Borrower as follows:

2.1. Loans.

2.1.1. Carver Loan A. The original principal amount of Carver Loan A shall be Four Million Nine Hundred One Thousand Four Hundred and 00/100 U.S. Dollars ($4,901,400.00).

2.1.2. Carver Loan B. The original principal amount of Carver Loan B shall be Two Million Ninety-Eight Thousand Six Hundred and 00/100 U.S. Dollars ($2,098,600.00).

2.1.3. ST Loan A. The original principal amount of ST Loan A shall be One Million Three Hundred Sixty Thousand Four Hundred and 00/100 U.S. Dollars ($1,360,400.00).

2.1.4. ST Loan B. The original principal amount of ST Loan B shall be Six Hundred Thirty-Nine Thousand Six Hundred and 00/100 U.S. Dollars ($639,600.00).

2.1.5. Interest. The outstanding and unpaid principal shall bear interest at the Interest Rate beginning on the Effective Date and continuing until the outstanding and unpaid principal and Fees and Expenses shall be paid in full. Interest shall be calculated on the basis of a year consisting of three hundred sixty (360) days based on thirty (30) day months. In no event shall the interest rate charged under the Loans exceed the Highest Rate. Upon the occurrence of an Event of Default, the Lenders may increase the Interest Rate on the outstanding and unpaid principal to an amount equal to the Default Rate, until the Obligations shall be paid in full.

2.1.6. Late Charges. If any payment of interest, principal, Fees and Expenses, or other amounts due and owing under the Loan Documents are not paid within ten (10) days after the same shall be due, Borrower shall pay a late charge of five percent (5%) of the late payment; provided, however, that no late charges shall be imposed in excess of amounts allowed under Applicable Law.

2.2. Single Advance. Subject to the provisions of this Loan Agreement and the Loan Documents, the Loans shall be disbursed to Borrower in a single advance (the “Advance”) on the Effective Date and deposited into the Disbursement Account, the Carver Reserve Account, and the ST Reserve Account, and used to pay related transaction costs in accordance with the Closing Flow of Funds Memorandum. Disbursements from the Disbursement Account will be made in accordance with the terms of the Disbursing Agreement.

2.3. Payment. Principal shall be payable, and interest shall accrue and be payable, for the period of time outstanding, in accordance with the terms of the Promissory Notes. Payments of accrued interest and principal on each Loan hereunder shall be made on such dates, and in such manner, as are set forth in the Promissory Note evidencing such Loan.

2.4. Prepayments.

(a) Borrower shall not be entitled to prepay the Promissory Notes, in whole or in part, at any time during the Compliance Period. Borrower acknowledges that this provision comprises a material basis for the Loans and Lenders would not extend the Loans to Borrower absent this prohibition. Borrower further acknowledges that the period during which Borrower is prohibited from prepaying the Loans is derived from the NMTC Program Requirements, and that such period is reasonable and acceptable to Borrower.

(b) Following the expiration of the Compliance Period, Borrower may prepay any, each and/or all of the Promissory Notes at any time, in whole or in part, upon at least ten (10) calendar days’ prior written notice to the Lenders. Upon an acceleration of the maturity of the Loans or on or before the end of the Compliance Period, the Lenders shall not be obligated to accept any such tender of payment. If Borrower prepays all or any portion of the Loans in violation of this Loan Agreement, Borrower shall also pay to the Lenders any and all sums necessary to compensate the Lenders for all reasonable costs, expenses, claims, penalties and liabilities (including any liability incurred by the Lenders or their affiliates in any tax credit indemnity agreement for inability of such Lenders to reinvest the proceeds in another transaction) incurred by the Lenders by virtue of the repayment or prepayment of funds, and for the documentation and closing of any reinvestment loan or loans to a replacement borrower (or borrowers) that is a QALICB acceptable to the Lenders.

2.5. Fees and Expenses. The Loans shall be without any cost whatsoever to the Lenders. Borrower shall pay all reasonable and necessary fees, charges, costs and expenses, regardless of whether the same were anticipated by Borrower or the Lenders, incurred in connection with (A) the making, disbursement, and administration of the Loans, and (B) satisfying the conditions of the Loan Documents. Without limitation of the foregoing, among the Fees and Expenses Borrower shall pay when due are:

2.5.1. Lenders Fees and Expenses.

2.5.1.1. Borrower shall pay on demand Carver Lender’s Expenses, as such term is defined in the operating agreement of Carver Lender. Borrower will be responsible for paying and shall pay upon demand all reasonable third-party expenses incurred by Carver Lender in connection with this investment, including the cost of maintaining the organizational status of Carver Lender, the evaluation of the transaction (which are anticipated to be paid at closing), any corporate filing fees, any annual fees payable by Carver Lender to the CDFI Fund related to this transaction, all Carver Lender’s costs incurred as contemplated herein, including any monitoring or compliance fees that the CDFI Fund may charge, and third party fees and expenses incurred outside of the ordinary course of business, such as the exercise of remedies in the case of a default under the Loan Documents.

2.5.1.2. Borrower has established the Carver Reserve Account at Carver Bank and shall deposit $315,000 in the Carver Reserve Account on the date hereof. Withdrawals from the Carver Reserve Account shall be used solely to pay a portion of interest due on the Carver Loans in the amounts set forth in, and pursuant to, this Agreement, the Carver Reserve Account Pledge and Control Agreement, and the Financial Projections.

2.5.1.3. On the Effective Date, Borrower shall pay a (i) placement and administration fee to Access to Capital for Entrepreneurs, Inc., a Georgia nonprofit corporation, in the amount of $140,000, (ii) structuring fee to Baker Tilly in the amount of $122,500, and (iii) audit and tax expense reimbursement in the amount of $10,000 to Carver Lender.

2.5.1.4. Pursuant to the Fee and Services Agreement, commencing as of Effective Date and continuing through the seventh anniversary of the Effective Date, Borrower shall pay to VAF an annual loan servicing fee in the amount of $17,500 (prorated for any partial year) at the time set forth therein.

2.5.1.5. Borrower has established the ST Reserve Account at ST Bank and shall deposit $35,000 in the ST Reserve Account on the date hereof. No withdrawals shall be made from the ST Reserve Account except with ST Lender’s prior written consent and in accordance with the ST Reserve Account Control Agreement to pay a portion of the interest on the ST Loan A and the ST Loan B in the amount of $1,250 per quarter (prorated for partial quarters) during the Compliance Period.

2.5.1.6. In addition to the payments reflected above, Borrower shall also pay or reimburse ST Lender on demand for all reasonable out-of-pocket costs and expenses incurred or paid by ST Lender in connection with the administration of the Loans, including reasonable costs of collection, attorneys’ and paralegals’ fees and costs, to the extent such costs and expenses are outside the scope of the services provided by ST Lender in connection with the fees described in Section 2.5.1.5. In addition to the foregoing, Borrower shall pay or reimburse to ST Lender all reasonable fees, charges, costs and expenses required to satisfy (A) the covenants and conditions of the Loan Documents, (B) ST Lender Expenses, and (C) Fund Expenses. Such payment and/or reimbursement shall be made within ten (10) Business Days following written notice from Lenders setting forth the amount thereof and the basis on which such amount was determined.

2.5.2. If (i) adequate funds are not available in the Carver Reserve Account or the ST Reserve Account, as applicable, to pay any Fees and Expenses in accordance with the Loan Agreement and the other Loan Documents, and (ii) such Fees and Expenses shall not have been paid by or on behalf of Borrower within thirty (30) days after notice, the Lenders may, in addition to any other rights or remedies, either: (i) pay the Fees and Expenses and charge Borrower interest at the Interest Rate on the amount thereof until paid in full; or (ii) without further notice to or consent from Borrower, the Lenders may cause a Disbursement to be made from the Disbursement Account to the extent any funds on deposit therein have not yet been disbursed, in such amount necessary to pay the Fees and Expenses owed by Borrower.

2.6. Promissory Notes. The Loans shall be evidenced by the Promissory Notes in forms approved by the Lenders in their sole and absolute discretion.

2.7. Purpose of Loans. The proceeds of the Loans shall be used only to pay Project Costs.

3. Collateral. As security for the prompt and complete payment of Borrower’s Obligations as well as any future advances, Borrower shall provide, or cause to be provided, to the Lenders the Collateral as follows:

3.1. Collateral. Borrower shall execute and deliver the Security Agreement, the Disbursement Account Pledge Agreement, the Carver Reserve Account Pledge and Control Agreement, the ST Reserve Account Control Agreement, and the ST Reserve Account Pledge Agreement in forms approved by the Lenders in their sole discretion granting to the Lenders a first priority, continuing Lien in and to the Disbursement Account, Carver Reserve Account, ST Reserve Account, and all other Collateral of Borrower and all proceeds from the sale, assignment, rental, lease, exchange, transfer, or other disposition of any of the Collateral of Borrower, but for the Permitted Liens.

3.2. Proceeds. As further security, Borrower hereby grants to the Lenders a Lien on all proceeds from the sale, assignment, rental, lease, exchange, transfer, or other disposition of any of the Collateral owned by Borrower.

3.3. Additional Security. So long as the Loans are outstanding, the Collateral of Borrower shall remain as security for the payment of Borrower’s Obligations, whether now existing or hereafter incurred by future advances or otherwise, and whether known or unknown as of the Effective Date.

4. Manner of Disbursement. Disbursement of the Loan proceeds shall be governed by the terms of the Disbursing Agreement. Notwithstanding anything to the contrary set forth herein, no Covered Party shall have any liability to any Person with respect to the disbursement of the Loan proceeds if done in accordance with this Loan Agreement and the Disbursing Agreement, and such disbursement shall not be deemed to be an approval or acceptance by any Covered Person of any plans, specifications, work or materials done or furnished, or equipment, inventory, or other or property purchased, with respect to the Project, or a representation by any Covered Person as to the fitness of such plans, specifications, work, materials, equipment, inventory, or property.

The parties acknowledge that the Loans are to be funded with monies provided by the Lenders’ investor member, and that the Lenders are under no obligation to disburse Loan proceeds unless and until all necessary preconditions to disbursement set forth herein and in the other Loan Documents shall have been satisfied to the satisfaction of the Lenders and their investor member, and that if all conditions precedent to funding are not immediately satisfied, significant time delays might occur in the funding of such monies by the Lenders. Without limiting the generality of Section 4 hereof, in no event shall the Lenders be liable to Borrower for any damages whatsoever which might result in whole or in part from any such delays in funding any Loan proceeds.

5. Representations and Warranties. In order to induce the Lenders to make the Loans, Borrower hereby represents and warrants as of the Effective Date and throughout the term of the Loans as follows:

5.1. Name. The legal name of Borrower is Danimer Scientific Manufacturing, Inc. Borrower does not have any assumed names and does not conduct its business under any trade-names or fictitious names.

5.2. Location of Business. The principal place of business of Borrower is located at 140 Industrial Boulevard, Bainbridge, Georgia 39817 which is located in the Census Tract.

5.3. Incorporation; Powers. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Borrower has all requisite power and authority to own its assets, to operate the business of Borrower as now conducted and proposed to be conducted, to enter into this Loan Agreement and the Loan Documents, and to perform its obligations in this Loan Agreement and the Loan Documents. Borrower is qualified and in good standing in the State of Georgia and each other jurisdiction wherever necessary for the ownership of the assets and properties of Borrower and the operation of the business of Borrower except in jurisdictions where the failure to be qualified and in good standing has not and shall not cause a Material Adverse Change.

5.4. Binding Obligation. The execution, delivery, and performance of this Loan Agreement and the Loan Documents have been authorized by Borrower. All required action has been taken by Borrower to authorize the execution and delivery of this Loan Agreement and the Loan Documents and to authorize the performance by Borrower of its respective obligations in this Loan Agreement and the Loan Documents. This Loan Agreement and the Loan Documents constitute the legal, valid, and binding obligations of Borrower, and if applicable, Guarantor, and are enforceable in accordance with their respective terms, except to the extent enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws generally affecting the rights of creditors, by general principles of equity, and by the exercise of judicial discretion.

5.5. Purpose. Subject to the terms of the Disbursing Agreement and the Reimbursement and Compliance Agreement, Borrower shall use the proceeds of the Loans solely (i) to pay or reimburse costs directly incurred in connection with the Project, including equipment acquisition, installation, and start-up costs, (ii) to pay costs of research and development activities related to the Business, (iii) to fund working capital needs of the Borrower in accordance with the terms of this Agreement and the Disbursing Agreement, (iv) to pay Fees and Expenses, including loan fees, transaction costs, and closing costs incurred in connection with the Loans in accordance with the Closing Flow of Funds Memorandum, and (v) as otherwise set forth in the forecasted sources and uses in the Financial Projections and approved by the Lenders (collectively, the “Project Costs”). Proceeds of the Loans may not be used for any other purpose not described in this Section 5.5.

5.6. No Conflict. The execution, delivery, and performance of this Loan Agreement and the Loan Documents do not, and will not violate: (a) any Applicable Law; (b) to the best knowledge of Borrower, any order, writ, judgment, injunction, decree, determination, or award of any Governmental Authority; (c) the certificate of incorporation or bylaws of Borrower; or (d) any Material Contract.

5.7. Consent; Licenses. Except for such consents previously procured by Borrower, the execution, delivery, and performance of this Loan Agreement and the Loan Documents by Borrower do not require the consent of any Governmental Authority or other Person. All Governmental Authorizations have been or will be issued that may be necessary or desirable for the operation of the business of Borrower, and all Governmental Authorizations received or required for the existence and operation of Borrower are in good standing and have never been suspended, revoked or terminated for any reason.

5.8. Material Contracts. Each Material Contract is in full force and effect and enforceable in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the rights of creditors generally, by general principles of equity, and by the exercise of judicial discretion. Borrower is not in breach or default in any material respect of any such contract or agreement, and no event has occurred or is continuing that, with the lapse of time or the giving of notice, or both, would constitute a breach or default of such agreement.

5.9. Title to Collateral. Except for Permitted Liens, Borrower has good and marketable leasehold title to the Leased Space and Improvements and good and marketable title to all Collateral, in each case free and clear of any Lien. Borrower is the sole owner or of its Collateral, and there are no outstanding options or other rights to purchase all or any part of the Collateral in favor of any Person.

5.10. Lien Priority. Upon the execution and delivery of this Loan Agreement and the Loan Documents by Borrower and the filing or recording of the Financing Statement with the appropriate Governmental Authorities, the Lenders shall have a continuing, perfected first priority Lien in and to the Disbursement Account, Carver Reserve Account, ST Reserve Account, and the other Collateral.

5.11. Leased Space. Borrower represents and warrants that: (a) the Leased Space has access to an adjoining road, highway, or street, either across the Real Property or by public or private easement; (b) there are no encroachments on the boundaries of the Leased Space; (c) there are no easements or rights of way encumbering the Leased Space except those shown by the public records of the county in which the Leased Space is located and disclosed on the title report provided to the Lenders prior to the Effective Date; (d) all bills for services performed or materials furnished at the Leased Space have been paid in full, and there are no mechanic or materialmen Liens against the Leased Space or Improvements; (e) there are no unrecorded Liens affecting the Leased Space or Improvements; all Liens, except for the Permitted Liens, affecting the Leased Space or Improvements, if any, shall be satisfied in full and releases thereof shall be delivered on or prior to the Effective Date; (f) the use of the Leased Space intended by Borrower does not violate any zoning or building code; (g) the Improvements do not and shall not lie within any setback area required by Applicable Law; (h) the Improvements do not and shall not lie within any one hundred (100) year flood zone as determined by the Federal Emergency Management Agency; (i) no Person has acquired any rights to the Leased Space by adverse possession or prescription; and (j) there are no public or private restrictive covenants, servitude, or agreements prohibiting, limiting, or impairing any use of the Leased Space or Improvements except as may be set forth in the title report provided to the Lenders prior to the Effective Date.

5.12. Environmental Condition. The Real Property is not in violation of any Hazardous Waste Law. No Hazardous Materials are currently being stored, made, or used on the Real Property, except in strict compliance with Hazardous Waste Law.

5.13. Liabilities. As of the Effective Date, Borrower does not have any fixed or contingent liabilities, except the Loans, the Obligations and other liabilities to Lenders, the obligations or other liabilities to the Investment Fund or Investor arising under the Loan Documents and that certain QALICB Indemnification Agreement, dated as of the Effective Date, by Borrower and Guarantor for the benefit of ST Bank.

5.14. Solvency. Borrower is now solvent and has never in the past been the subject of any bankruptcy, insolvency, reorganization, liquidation proceeding or any other similar proceeding. Borrower (i) is able to pay its debts as they mature and become due and payable; (ii) has capital sufficient to carry on its business; (iii) execution of, and performance under, the Loan Documents will not cause Borrower to be insolvent; and (iv) does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code, nor is there any threatened or actual bankruptcy or insolvency proceeding against Borrower. The reasonable salable value of Borrower’s assets exceeds the aggregate amount of Borrower’s debts and liabilities, whether actual or contingent.

5.15. Tax Returns. All Tax Returns required to be filed by Borrower have been filed or will be filed when due with the appropriate Governmental Authorities, taking into account all extensions thereof. All such Tax Returns are accurate and complete in all material respects. All Taxes payable by Borrower have been paid when due. No issues are pending with any Governmental Authority in connection with any Tax Returns which might cause a Material Adverse Change. To the extent required by Applicable Law, all Taxes have been withheld or collected by Borrower. There is no Tax deficiency or assessment claimed or proposed to be claimed against Borrower, any Person with which Borrower is required by applicable law to file a Tax Return, or the Collateral by any Governmental Authority which has not been paid, settled, or adequately reserved for by Borrower. Borrower has not received any claim by a Governmental Authority in a jurisdiction in which Borrower does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. Borrower does not know of any proposed special property tax assessment with respect to Borrower’s property.

5.16. Material Adverse Changes. Borrower has not suffered any one or more changes which, alone or in the aggregate, has had or is reasonably likely to result in a Material Adverse Change.

5.17. Compliance with Laws. Borrower is, and shall remain, in compliance in all respects with Applicable Law.

5.18. Litigation. There is no pending or, to the knowledge of Borrower, threatened Litigation involving the Collateral or Borrower. Borrower is not subject to any order, judgment, or decree, or any other legal restriction, that materially adversely affects Borrower.

5.19. Disclosure. All documents and information provided by Borrower to the Lenders are complete and accurate in all material respects. No statement made or document delivered by Borrower in connection with this Loan Agreement and the Loan Documents contains any inaccurate or incomplete statement of a material fact or omits a material fact necessary to make the statements in this Loan Agreement and the Loan Documents, not misleading in light of the circumstances in which the statement was made or the document delivered. There is no fact known to Borrower which has not been disclosed to the Lenders in writing and which, so far as Borrower can now foresee, is reasonably likely to cause a Material Adverse Change.

5.20. Financial Reports. The Financial Reports delivered to the Lenders prior to the Effective Date accurately and completely present the financial condition of Borrower as of the date of such Financial Report in accordance with generally accepted accounting principles in all material respects, and in the period commencing on the date of the most recently delivered Financial Report and ending on the Effective Date, there have been no changes in the financial condition of Borrower, which would constitute a Material Adverse Change.

5.21. Tax Credits. Borrower hereby represents and warrants to Lenders as follows:

5.21.1. Borrower is engaged solely in the ownership, operation, development, management, and equipping of the Project on the Leased Space, and it will not own, operate, develop, lease or manage any asset or property other than necessary for the ownership, operation, development, management, and equipping of the Project on the Leased Space.

5.21.2. Borrower is a QALICB and each disbursement of the Loan is a QLICI.

5.21.3. With respect to the current Taxable Year of Borrower, at least fifty percent (50%) of the total gross income of Borrower is derived from the active conduct of its trade or business within the Census Tract.

5.21.4. With respect to the current Taxable Year of Borrower, at least fifty percent (50%) of the use of the Tangible Property of Borrower (whether owned or leased) is within the Census Tract. For purposes of this representation, the percentage of Tangible Property owned or leased by Borrower during the Taxable Year and used in the Census Tract shall be determined based on a fraction (i) the numerator of which is the Average Value of the Tangible Property used by Borrower within the Census Tract, and (ii) the denominator of which is the Average Value of all of the Tangible Property owned or leased by Borrower and used by Borrower during the Taxable Year. Borrower has provided a true, correct and complete list of Tangible Property owned or leased by Borrower and a description of where such property is used by Borrower. If any property is used outside of the Census Tract, Borrower shall provide the cost Basis of all property owned by Borrower and the estimated value of any leased property and the Basis of such estimate and the business hours of usage of the property of the Borrower within and outside the Census Tract. Borrower shall retain records of the foregoing throughout the term of the Loan.

5.21.5. With respect to the current Taxable Year, at least forty percent (40%) of the services performed for Borrower by its employees will be within the Census Tract. For purposes of this representation, this percentage is determined based on a fraction (i) the numerator of which is the total amount paid by Borrower for employee services performed in the Census Tract during the Taxable Year, and (ii) the denominator of which is the total amount paid by Borrower for employee services during the Taxable Year. For any year in which Borrower has employees, Borrower shall provide to Lenders (upon request) a list of employees providing services, including a general description of services provided, and if applicable compensation paid for services rendered with respect to the Project within and outside the Census Tract.

5.21.6. With respect to the current Taxable Year of Borrower, less than five percent (5%) of the average of the aggregate unadjusted cost Basis of the property of Borrower is attributable to Nonqualified Financial Property. Borrower has provided to Lenders a true, correct, and complete listing of any Nonqualified Financial Property owned by Borrower, including therein the unadjusted cost Basis of such property and shall maintain records thereof throughout the term of the Loan.

5.21.7. With respect to the current Taxable Year of Borrower, less than five percent (5%) of the average of the aggregate unadjusted cost Basis of the property of the Borrower is attributable to Collectibles.

5.21.8. No part of the Real Property is Residential Rental Property.

5.21.9. No portion of the Real Property is treated by Borrower as constituting a “qualified low-income building” under Section 42 of the Internal Revenue Code.

5.21.10. The assumptions underlying the Financial Projections, including, without limitation, assumptions of revenue from operating the CDP, the extrusion tolling process, and its research and development services set forth therein, are reasonable in all material respects and to the best knowledge of Borrower, are accurate and complete in all material respects based on all of the facts and circumstances known to Borrower.

5.21.11. Borrower has not granted to any Person a leasehold mortgage or other lien against the Leased Space (except statutory liens for labor and materials incorporated into the Improvements), except as shown in the title report of the Leased Space.

5.21.12. Borrower is a corporation for federal income tax purposes. Guarantor is the sole shareholder of Borrower.

5.21.13. Borrower has no information or knowledge tending to indicate that it might not satisfy all of the requirements of a QALICB.

5.21.14. Borrower has fully and accurately stated in writing to Lenders the nature of Borrower’s business and of the goods or services provided, Borrower’s primary sources of revenue, Borrower’s primary expenditures, and the location of all property of the Borrower. Borrower has no present plans or intentions to (i) change the nature of, or manner in which it conducts, its business in any way that would cause to be untrue any of the representations, warranties or covenants set out herein, (ii) move or expand its existing operations to any location outside of the Census Tract, or (iii) develop, construct or improve any property at any location outside of the Census Tract.

5.21.15. All information concerning Borrower or the Project known to Borrower or Guarantor, or which should have been known to Borrower or Guarantor in the exercise of reasonable care, has been disclosed by Borrower to Lenders and there are no facts or information known to Borrower or Guarantor, or which should have been known to Borrower or Guarantor in the exercise of reasonable care, which would make any of the facts or information submitted by Borrower to Lenders with respect to Borrower, the Leased Space, or the Project inaccurate, incomplete or misleading in any material respect.

5.21.16. Borrower has had no communications with the CDFI Fund concerning noncompliance with, or deficiencies in, reporting practices.

5.21.17. As further set forth on Exhibit B attached hereto, neither Borrower nor any affiliate of Borrower is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal department or agency, as such terms are defined in Executive Order 12549, nor is any such action pending or proposed.

5.21.18. Borrower expects to begin deriving revenues from the operation of the Project within three (3) years following the Effective Date.

5.21.19. The Project is located in the Census Tract and the Census Tract is within an economically distressed and underserved community characterized by a poverty rate of 26.00% and median income of 62.25% of AMI and that it is in a Non-Metropolitan County (as such term is used in the Allocation Agreement).

5.21.20. Borrower is the owner of the Collateral for federal income tax purposes, and there is nothing in Borrower’s organizational documents that would cause anyone other than Borrower to be considered the owner of the Collateral for federal income tax purposes.

5.21.21. Borrower is not a bank, credit union or other financial institution.

5.21.22. Borrower reasonably expects that Borrower’s assets securing the Loans will have significant residual value upon maturity of the Obligations, and the value and/or income generated by Borrower’s assets will be sufficient to allow Borrower to timely pay all of its ongoing obligations hereunder and repay and/or refinance the outstanding principal and interest on the Loans in accordance with their terms. Borrower’s projected net revenues set forth in the Financial Projections are reasonable estimates of Borrower’s future operations.

5.21.23. Borrower reasonably expects that the representations made under this Section 5.21 will continue to be accurate in all material respects during the entire term of this Loan Agreement.

5.21.24. The representations and warranties contained in the Reimbursement and Compliance Agreement are hereby incorporated herein as though they were fully set forth in this Loan Agreement.

Clark Hill PLC, Leverage Law Group, LLC, and Jones Day are hereby permitted to rely on the foregoing representations for purposes of federal income tax opinions to be issued in connection with the Loans.

5.22. Non-Foreign Certification. Borrower is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations). Borrower’s U.S. employer identification number is 83-2940322.

5.23. Anti-Terrorism Laws. Borrower represents and warrants to the Lenders that:

5.23.1. Borrower is not in violation of any Anti-Terrorism Law;

5.23.2. No action, proceeding, investigation, charge, claim, report, or notice has been filed, commenced, or threatened against Borrower alleging any violation of any Anti-Terrorism Law; and

5.23.3. Borrower has no knowledge or notice of any fact, event, circumstance, situation, or condition which could reasonably be expected to result in:

5.23.3.1. any action, proceeding, investigation, charge, claim, report, or notice being filed, commenced, or threatened against it alleging any violation of, or failure to comply with, any Anti-Terrorism Law; or

5.23.3.2. the imposition of any civil or criminal penalty against Borrower for any failure to so comply.

5.24. Prohibited Person. Neither Borrower nor its respective beneficial owners is a Prohibited Person, and Borrower has provided the Lenders with sufficient information (including names, addresses and, where applicable, jurisdiction of formation or organization) to reasonably permit the Lenders to verify the foregoing representation. Borrower does not:

5.24.1. conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person;

5.24.2. deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked under the Executive Order; or

5.24.3. engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.25. Use and Management of Business & Equipment. There is (a) no default under this Loan Agreement or the other Loan Documents or (b) under any document to which Borrower is a party which relates to the ownership, occupancy, use, equipping, development, construction or management, as applicable, of the Business, Leased Space or Improvements, nor any condition which would constitute a default or an Event of Default under said documents.

5.26. Condemnation. No condemnation of any portion of the Leased Space or Improvements or relocation of any roadways abutting the Leased Space or Improvements, and no proceeding to deny access to the Leased Space or Improvements from any point or planned point of access to the Leased Space or Improvements, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

5.27. Access. The Business and Improvements has or will have adequate water, gas and/or electrical supply, and other required public utilities, adequate parking, fire and police protection, and means of access between the Business, Improvements and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any Applicable Laws.

5.28. Margin Stock. The Loans are not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

5.29. ERISA. As of the Effective Date and throughout the term of the Loan: (a) Borrower is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA, or (iii) a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code; (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in Section 2510.3-101 of Title 29 of the Code of Federal Regulations; (c) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (d) Borrower will not engage in any transaction that would cause any obligation or any action taken or to be taken hereunder (or the exercise by the Lenders of any of their rights under any of the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Borrower agrees to deliver to the Lenders such certifications or other evidence of compliance with the provisions of this Section 5.31 as the Lenders may from time to time request.

5.30. Borrower Acknowledgement. Borrower acknowledges, represents and warrants that it understands the nature and structure of the transactions relating to the financing of the Business, the Leased Space and Improvements; that it is familiar with the provisions of all of the documents and instruments relating to such financing to which it is a party or of which it is a beneficiary; that it understands the risks inherent in such transactions; and that it has not relied on the Lenders for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Loan Agreement.

5.31. Project Leases. There are no leases on or affecting the Leased Space other than Project Leases. No “event of default” has occurred under the Project Leases and the Project Leases are in full force and effect as of the Effective Date. Borrower has delivered true, correct and complete copies of the Project Leases to Lenders.

6. Covenants. In addition to the obligations of Borrower stated elsewhere in this Loan Agreement and the Loan Documents, until the Obligations shall be paid in full, Borrower promises, covenants, and agrees as follows:

6.1. Change of Name. Borrower shall not, without the prior written consent of the Lenders, change its name or adopt any trade-name, fictitious name, or assumed name beyond its established name in Section 5.1.

6.2. State and Good Standing of Incorporation. Borrower shall not change the jurisdiction of incorporation of Borrower. Borrower shall maintain its good standing and existence as a corporation in its jurisdiction of incorporation.

6.3. Financial Reports. Borrower shall keep and maintain complete, accurate and separate books and records sufficient to permit the preparation of financial statements therefrom in accordance with GAAP. Borrower shall keep and maintain its books and records, including recorded date of any kind and regardless of the medium of recording, for a period of forty-two (42) months from the last day of the year in which the Compliance Period ends. The Lenders and their duly authorized representatives shall have the right to examine and copy such records and books of account at reasonable times during normal business hours upon reasonable notice to the extent necessary to satisfy either their reporting obligations or any NMTC Program Requirements. Until the Obligations shall be paid in full, Borrower shall deliver to the Lenders the following (when applicable, all financial statements shall be prepared on a consolidated basis):

6.3.1. On or before each May 15, August 15, November 15, and February 15 for the quarters ending March 31, June 30, September 30, and December 31, respectively, (i) comparative balance sheets as of the end of such quarter and prior year for Borrower, (ii) comparative statements of income QTD and YTD and prior year QTD and YTD including current year variance to budget for Borrower, (iii) comparative statements of cash flows QTD and YTD and prior year QTD and YTD for Borrower, certified as true and correct by Borrower and in a form reasonably acceptable to Lenders in all respects, (iv) bank statements of reserve accounts for each of the months in such quarter, and (v) a “No Event of Default” Certificate in the form set forth as Exhibit E attached hereto.

6.3.2. On or before each April 30, audited financial statements (balance sheet, income statement and cash flows) of the Borrower for the prior Taxable Year, including the 2018 Taxable Year.

6.3.3. As soon as available, but no later than April 30 of each year, Tax Returns of the Borrower for the prior Taxable Year.

6.3.4. On or before each November 1, the annual operating budget for the Borrower for the following calendar year, which shall be satisfactory to the Lenders in both form and substance. Such budget shall provide for adequate debt service coverage of the required debt service payments of the Promissory Notes and include a summary of actual financial results for the prior year (which actual results may be a reasonable estimate for the final quarter of the prior year).

6.3.5. Within five (5) Business Days of request by a Lender, all information reasonably requested by a Lender (A) to complete any reporting to such Lender's members in connection with the New Markets Tax Credits resulting from the Loans, (B) in connection with such Lender's NMTC reporting requirements, including those to the CDFI Fund's Awards Management Information System and in connection with any audits, and (C) in connection with any application to be made by such Lender to the CDFI Fund for additional allocations of New Markets Tax Credit authority.

6.3.6. All balance sheets and other financial reports referred to above will be in such detail as Lenders may reasonably request and will conform to generally accepted accounting principles applied on a consistent basis, except only for such changes in accounting principles or practice with which the independent certified public accountants concur. To the extent that any reports, returns, certifications, or any other information required herein to be provided to Lenders are not satisfactory to Lenders in their reasonable discretion to ensure Borrower’s compliance with the applicable laws relating to the New Markets Tax Credit program to avoid any recapture (as such term is defined in Section 45D(g) of the Internal Revenue Code and Treasury Regulations Section 1.45D 1(e)), Lenders may require Borrower to utilize a national accounting firm specializing in the tax credit industry as approved by Lenders.

6.3.7. If the last date to deliver any information, report, or notice required by this Section 6.3 falls on any day other than a Business Day, the information, report, or notice shall be delivered by the previous Business Day.

6.3.8. Such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower, or any of the Borrower’s subsidiaries as the Lenders may from time to time reasonably request, including without limitation any reports or other information required to ensure the Borrower’s compliance with the New Market Tax Credit program.

6.3.9. In the event that the reports or information provided for in this Agreement are, at any time, not provided within the time periods specified, Borrower may be obligated in the sole discretion of Lenders to pay Lenders the sum of fifty dollars ($50) per calendar day, as liquidated damages, for each calendar day after the date such report is due pursuant to this Loan Agreement until the date upon which such report or other information is provided.

6.4. Compliance Certificate. On or before January 15 and July 15 of each year during the Compliance Period, the QALICB Certification in the form attached hereto as Exhibit C, as required by Section 6.24.29 hereof.

6.5. Auditor Letters. Promptly on receipt thereof, Borrower shall deliver to the Lenders any additional reports, management letters or other detailed information concerning significant aspects of Borrower’s operations and financial affairs given to Borrower by its independent accounting firms.

6.6. Payment of Taxes. Borrower shall file all Tax Returns required by Applicable Law. All Taxes shall be paid when due; provided however, as long as no Lien shall be imposed on the Collateral other than Permitted Liens, Borrower may refrain from paying any Tax if Borrower contests, in good faith, the validity or amount thereof, and have set aside adequate reserves with respect thereto, approved by the Lenders. Within thirty (30) days of the filing of any Tax Return, Borrower shall deliver an accurate and complete copy of each state or federal income Tax Return to the Lenders. Such returns shall reflect the characterization of the Loans as the indebtedness of Borrower. At the Lenders’ request, copies of on-time paid taxes, including real estate and personal property tax bills, if any, or other evidence of payment in full of, or exemption from, any taxes, including real estate and personal property taxes, if any.

6.7. Existence. Borrower shall take all actions necessary or desirable to preserve, renew, and maintain in full force and effect, the existence, rights, contracts, Governmental Authorizations of Borrower to the extent necessary or desirable for the lawful proper operation of the Business of Borrower.

6.8. Fundamental Changes. Without the prior written consent of the Lenders, in the Lenders’ sole discretion, Borrower shall not: (a) become a party to any merger, consolidation, dissolution, or liquidation; (b) sell, lease, or otherwise dispose of all or substantially all of the assets of Borrower; (c) acquire all or substantially all of the assets of any other Person; (d) acquire the securities of any other Person; (e) amend or modify the certificate of incorporation or bylaws of Borrower; or (f) establish a subsidiary.

6.9. Maintenance of Business; Property; Assets. (a) Borrower shall be engaged only in the Business, which shall be conducted in substantially the manner as is proposed on the Effective Date. Borrower shall not make any significant change in the Business and shall not enter into or engage in any line of business substantially different from the Business. Borrower shall continuously operate, maintain and engage in the Business, (b) Borrower shall preserve and maintain its properties and assets used or useful in the operation of the Business of Borrower in good working order and condition and shall make all repairs, replacements, and improvements thereto as necessary or desirable for the proper operation of the Business of Borrower.

6.10. Liens; Additional Indebtedness. Without the prior written consent of the Lenders in their sole and absolute discretion, Borrower shall not grant, suffer, or permit any Lien on any of the Collateral or the Leased Space, whether voluntarily or involuntarily, by operation of law or otherwise, other than Permitted Liens. Borrower shall not incur, without the prior written consent of the Lenders, any indebtedness (whether personal or nonrecourse, secured or unsecured) except for: (i) the Loans; and (ii) customary trade payables due within sixty (60) days after they are incurred.

6.11. Disposition of Collateral. Without the prior written consent of the Lenders, in their sole discretion, Borrower shall not sell, assign, lease, exchange, or transfer any of its rights in the Collateral, whether voluntarily or involuntarily, by operation of law or otherwise; provided, that property that is obsolete, worn out, or no longer used in or useful to the Business may be sold, leased or removed in the ordinary course of business to the extent that Borrower acquires replacement property of similar value, and provided that the Lenders continue to have a perfected security interest in any such replacement property.

6.12. Collateral. Borrower shall take any and all actions necessary or desirable to preserve, protect, and enforce the Liens of the Lenders in the Collateral and the perfection and priority thereof against any and all adverse claims.

6.13. Observance of Agreements. Borrower shall observe and perform all of the material terms and conditions of all Material Contracts, and shall provide copies of any notices of default thereunder sent or received by Borrower to the Lenders, and Borrower shall diligently protect and enforce its rights under all such agreements in a manner consistent with prudent business judgment, including, but not limited to enforcing each Material Contract.

6.14. Licenses. Borrower shall take all necessary or desirable actions to maintain in good standing all Governmental Authorizations that may be necessary or desirable for the proper operation of the Business of Borrower.

6.15. Insurance.

6.15.1. Insurance Policies. Borrower shall procure and maintain insurance policies and meet the other insurance requirements as set forth on Exhibit D attached hereto. Borrower shall insure the Collateral for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such deductibles, as shall be reasonably satisfactory to the Lenders, with such policies of insurance naming the Lenders as an additional insured. In addition, Borrower shall assist the Lenders in obtaining a Standard Flood Hazard Determination required by the Flood Disaster Protection Act of 1973, 42 U.S.C. §4001 et seq. If all or any part of the Leased Space lies within any flood hazard area, Borrower shall maintain flood insurance in an amount customarily maintained by Persons engaged in similar businesses as Borrower. Insurance bills, inclusive of invoices for insurance premiums for the Leased Space and Improvements shall be paid before the due date thereof.

All insurance policies required by this Loan Agreement shall provide that any losses shall be payable to the Lenders notwithstanding (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupation or use of the Project for purposes more hazardous than permitted by the terms thereof, (C) any foreclosure or other action or proceeding taken by the Lenders pursuant to any provision of the Loan Documents, or (D) any change in title to or ownership of the Leased Space or Improvements. The Borrower shall provide the Lenders with evidence of insurance evidencing compliance with the foregoing as and when requested by the Lenders.

6.15.2 Casualty. Borrower agrees to notify the Lenders immediately in writing of any material Casualty to the Project, whether or not such fire, Casualty or accident is covered by insurance. Borrower further agrees to notify promptly Borrower’s insurance company and to submit an appropriate claim and proof of claim to the insurance company if the Project is damaged or destroyed by fire or other Casualty.

6.15.3 Use of Insurance Proceeds. Subject to the provisions of the Store Ground Lease with respect to the proceeds of insurance on the Real Property, promptly after receipt of any payment of proceeds of any insurance required to be maintained pursuant to this Loan Agreement or the Loan Documents, Borrower shall, subject to Section 6.15.1, either as directed by the Lenders: (a) apply an amount equal to such proceeds to the prepayment of the Obligations; or (b) apply such amount of the proceeds as necessary to cause the Collateral to be repaired and restored to its condition prior to the loss, damage, or injury and apply any remaining amount of the proceeds to the prepayment of the Obligations. If Borrower shall fail to maintain the insurance required by this Loan Agreement or the Loan Documents, the Lenders may, but shall not be obligated to, procure such insurance, and Borrower shall pay all Fees and Expenses incurred or paid by the Lenders in connection with maintaining any such insurance.

6.15.4 Failure to Maintain Insurance. Unless Borrower provides the Lenders with evidence satisfactory to the Lenders of the insurance coverage required by this Loan Agreement, or if Borrower fails to maintain insurance in accordance with this Loan Agreement and the other Loan Documents, the Lenders may, but need not, upon fifteen (15) calendar days’ notice to Borrower, purchase insurance at Borrower’s expense to protect the Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrower’s interest in the Collateral. Borrower or the Lenders (as appropriate) may later cancel any insurance purchased by the Lenders, but only after the Lenders receives satisfactory evidence that Borrower has obtained insurance as required by this Loan Agreement. If the Lenders purchases insurance hereunder, Borrower will be responsible for the costs of that insurance, including any charges imposed by the Lenders in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at the Lenders’ discretion, be added to Borrower’s total principal obligation owing to the Lenders, and in any event shall be secured by the liens on the Collateral created by the Loan Documents. It is understood and agreed that the costs of insurance obtained by the Lenders may be more than the costs of insurance Borrower may be able to obtain on its own.

6.16. Compliance With Laws. Borrower shall comply with the requirements of all Applicable Laws. Borrower may contest any such Applicable Law in good faith and by appropriate Litigation as long as Borrower shall have set aside adequate reserves sufficient to pay any liability arising from the failure to comply with such Applicable Law, such amount as reasonably approved by the Lenders.

6.17. Litigation. Borrower shall promptly notify Lenders in writing of any Litigation commenced by or against the Borrower or involving the Collateral where the underlying claim is in excess of $100,000.

6.18. Opinion Letter. As of the Effective Date, Borrower shall have delivered to the Lenders an opinion letter from an attorney or law firm in good standing, licensed to practice law, and approved by the Lenders in their sole and absolute discretion, certifying, among other things: (a) Borrower has been lawfully incorporated; (b) all necessary or desirable actions have been taken by the shareholders or board of directors of Borrower for the authorization of the execution and delivery of this Loan Agreement and the Loan Documents; and (c) this Loan Agreement and the Loan Documents are binding contracts on Borrower, except to the extent enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws generally affecting the rights of creditors, by general principles of equity, and by the exercise of judicial discretion.

6.19. Lenders Liability. The provisions of this Loan Agreement and the Loan Documents shall not be deemed to indicate that the Lenders shall be in control of Borrower or that the Lenders shall be otherwise closely-connected to Borrower. If Borrower shall develop any perception that the Lenders shall have taken any action or shall have engaged in any conduct in a wrongful or unlawful manner, Borrower shall notify the Lenders in writing no later than ten (10) days of developing the perception.

6.20. Offset. If Borrower shall have any claim whatsoever against the Lenders, Borrower shall not offset the claim against any payment on the Obligations or any other amount owed to the Lenders by Borrower.

6.21. Indemnification. Borrower shall indemnify the Lenders, their direct and indirect members, and their respective officers, directors, shareholders, managers, affiliates, agents, attorneys and employees, and their successors and assigns of each of the foregoing (each, a “Covered Party” and collectively, the “Covered Parties”) from and against any and all claims, losses, and liabilities, including but not limited to, reasonable attorneys’ fees, arising from any Event of Default, breach, or failure to comply with any provision of this Loan Agreement or the Loan Documents (without regard to fault or intent of Borrower), including any breach of any representations, warranties and covenants set forth in this Loan Agreement, or otherwise arising from the Obligations, this Loan Agreement, and the Loan Documents, except claims, losses, or liabilities resulting from the gross negligence, fraud, breach of covenant in this Loan Agreement, or willful misconduct of a Covered Party. The indemnification provided for in this Section 6.21 shall survive the payment in full of the Obligations for the maximum period allowed by Applicable Law.

6.22. Performance by the Lenders. If Borrower shall fail to perform any of its obligations pursuant to this Loan Agreement or the Loan Documents, the Lenders may perform or cause the performance of such obligation, and Borrower shall pay the Fees and Expenses incurred by the Lenders in connection therewith, plus interest at the Default Rate. Notwithstanding the foregoing, nothing in this Loan Agreement shall obligate the Lenders to perform any of the obligations of Borrower pursuant to this Loan Agreement or the Loan Documents.

6.23. Material Adverse Changes. Borrower shall notify the Lenders of any one or more changes which, alone or in the aggregate, has had or is reasonably likely to result in a Material Adverse Change.

6.24. Tax Credits. Throughout the term of the Loans, Borrower covenants and agrees with the Tax Credit covenants set forth in this Section 6.24.

6.24.1. Borrower shall engage solely in the ownership, development, operation and management of the Project, which is and shall remain a Qualified Business, and no other activity.

6.24.2. Borrower shall not do or fail to do anything to jeopardize its status as a QALICB or the status of the Loans as a QLICI.

6.24.3. With respect to each Taxable Year during the term of the Loans, at least fifty percent (50%) of the total gross income of Borrower will be derived from the active conduct of its trade or business within the Census Tract.

6.24.4. With respect to each Taxable Year during the term of the Loans, at least fifty percent (50%) of the use of the Tangible Property of Borrower (whether owned or leased) will be within the Census Tract (for purposes of this covenant, the percentage of Tangible Property owned or leased by Borrower during the Taxable Year in the Census Tract shall be determined based on a fraction (i) the numerator of which is the Average Value of the Tangible Property used by Borrower within the Census Tract, and (ii) the denominator of which is the Average Value of all of the Tangible Property owned or leased by Borrower and used by Borrower during the Taxable Year); provided, however, that for each Taxable Year in which Borrower has no employees, at least eighty-five percent (85%) of the use of the Tangible Property of Borrower (whether owned or leased) will be within the Census Tract. Borrower shall provide to Lenders (upon request) a true, correct and complete list of Tangible Property owned or leased by Borrower and a description of where such property is used by Borrower. If any of the property of the Borrower is used outside of the Census Tract, Borrower shall provide to Lenders (upon request) the cost Basis of all property owned by Borrower and the estimated value of any leased property and the basis of such estimate and the business hours of usage of the property of the Borrower within and outside the Census Tract. Borrower shall retain records of the foregoing throughout the term of the Loans.

6.24.5. With respect to each Taxable Year during the term of the Loans in which Borrower has an employee providing services, at least forty percent (40%) of the services performed for Borrower by its employees will be within the Census Tract. For purposes of this representation, this percentage is determined based on a fraction (i) the numerator of which is the total amount paid by Borrower for employee services performed in the Census Tract during the Taxable Year, and (ii) the denominator of which is the total amount paid by Borrower for employee services during the Taxable Year. For any year in which Borrower has employees, Borrower shall provide to Lenders (upon request) a list of the employees providing services, including a general description of services provided, and if applicable compensation paid for services rendered with respect to the Project within and outside the Census Tract. Borrower shall retain records of the foregoing throughout the term of the Loans.

6.24.6. With respect to each Taxable Year during the term of the Loans, less than five percent (5%) of the average of the aggregate of the unadjusted cost Basis of the property of Borrower shall be attributable to Nonqualified Financial Property. Borrower shall provide to Lenders (upon request) a true, correct, and complete listing of any Nonqualified Financial Property owned by Borrower, including therein the unadjusted Basis of such property, and shall maintain records thereof throughout the term of the Loans.

6.24.7. With respect to each Taxable Year during the term of the Loans, less than five percent (5%) of the average of the aggregate unadjusted cost Basis of the property of the Borrower shall be attributable to Collectibles. Borrower shall provide to Lenders (upon request) a true, correct, and complete listing of any Collectibles owned by Borrower, including therein the unadjusted Basis of such property, and shall maintain records thereof throughout the term of the Loans.

6.24.8. At no time during the term of the Loans shall any of the property of the Borrower be used as, or converted into, Residential Rental Property.

6.24.9. With respect to each Taxable Year during the term of the Loans, the ownership, operation, development, leasing and management of the Project shall constitute a Qualified Business.

6.24.10. With respect to each Taxable Year during the term of the Loans, the trade or business of each tenant or subtenant, if any, shall consist solely of a Tenant Qualified Business.

6.24.11. With respect to each Taxable Year during the term of the Loans, no portion of the Real Property will constitute a “qualified low-income building” under Section 42 of the Internal Revenue Code.

6.24.12. Borrower is and shall continue to be a corporation for federal income tax purposes during the term of the Loans and shall file all returns consistent therewith.

6.24.13. Borrower shall promptly notify Lenders of any risk of noncompliance herewith.

6.24.14. Borrower agrees it will not, without Lenders’ prior written consent, enter into any Lease. In no event shall any Leases, amendments or subleases be entered into that would (i) cause Borrower to violate Section 6.24.8 hereof; (ii) cause Borrower to violate Section 6.24.10 hereof; or (iii) constitute a transfer of the ownership of the Leased Space for federal income tax purposes.

6.24.15. Borrower shall not permit a change in control or ownership of interests in Borrower which would result in the Investor or Lenders having NMTC Control of Borrower.

6.24.16. Borrower shall provide all information, reports and statements reasonably requested by Lenders for purposes of Lenders’ reporting requirements pursuant to the Allocation Agreements to monitor compliance with Section 45D of the Internal Revenue Code, and to measure the community benefit of the Project. Borrower shall provide to Lenders copies of all rent rolls, Leases, and subleases, modifications, amendments, renewals and extensions of such Leases, together with information as to the Tenant, the Tenant’s business, and the Lease term, promptly after such documents become available, if any.

6.24.17. Borrower shall provide to Lenders such information and sign such documents as are necessary for Lenders and the Investor to make timely, accurate and complete submissions of (i) federal and state income tax returns, (ii) reports to governmental agencies, and (iii) any other reports required to be delivered to Lenders and the Investor or their members.

6.24.18. Borrower shall promptly supply Lenders with any reports, records, statements, documents or other information reasonably requested by Lenders in connection with responding to any request by the CDFI Fund and the U.S. Department of Treasury, including any request pursuant to the Allocation Agreements (e.g., financial and activity reports, records, statements, documents and other information for purposes of ensuring compliance herewith) as may be required to comply with the NMTC Program Requirements, and shall promptly cooperate with Lenders to enable Lenders to comply with all of the requirements of the Allocation Agreements. In connection therewith, Borrower shall maintain records of:

6.24.18.1. if applicable, the activities and services performed by employees and the administration of their employment (including where their services are performed and, in instances where such employees also perform services for persons or entities other than Borrower, the allocation of their time between Borrower and any such other person or entity) that are sufficient to establish compliance with the requirements hereof;

6.24.18.2. the amount of its total gross income, including the location or locations from which such gross income is derived, that are sufficient to establish compliance with the requirements hereof;

6.24.18.3. the average values and locations of its tangible personal property that are sufficient to establish compliance with the requirements hereof; and

6.24.18.4. the unadjusted bases of its property generally and in particular, any collectibles and any nonqualified financial property it may own, that are sufficient to establish compliance with the requirements hereof.

6.24.19. Borrower shall make all such records available to Lenders for inspection and copying from time to time (at Borrower’s expense) as Lenders may request.

6.24.20. Borrower shall provide Lenders with all information requested by Lenders (i) to complete any reporting to their members in connection with the Tax Credits resulting from the Loans, and (ii) in connection with Lenders’ reports and audits, including those made by the CDFI Fund’s Awards Management Information System.

6.24.21. Borrower shall maintain its funds and other assets separate from those of any other Person and shall not participate in a cash management system with any other Person unless any funds of Borrower which are maintained or deposited in such cash management system can at all times be identified as funds owned by Borrower. Borrower shall maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any other Person. Borrower’s assets shall not be listed as assets on the financial statement of any other Person, and Borrower shall have its own separate financial statement. Any parent entity of Borrower shall include all income, gain, loss deduction and credits of Borrower in its tax returns. Borrower does not currently guarantee and shall not guarantee or become obligated for the debts of any other Person or pledge its assets for the benefit of any Person and does not and shall not hold itself out as being responsible for the debts or obligations of any other Person. Borrower shall not acquire obligations or securities of its affiliates.

6.24.22. Borrower shall only use the Loans proceeds in connection with the Project and shall not use the Loans proceeds in connection with any other property or business of Borrower (no permission for the ownership or operation of any such other property or business being implied).

6.24.23. Borrower shall prepare all required federal, state or local income tax returns or reports in a manner consistent with Borrower’s ownership of the entire Project, including any portion of the Project leased by Borrower to any other Person.

6.24.24. Borrower shall collaborate with Lenders with respect to the response to be made to any ninety (90) day notice of noncompliance and ability to cure the provisions hereof provided by the CDFI Fund to Lenders pursuant to the Allocation Agreements.

6.24.25. Borrower shall cooperate with Lenders in seeking any waiver or extension sought by Lenders with respect to a NMTC Recapture Event (regardless of whether or not Borrower has violated any covenants provided herein or failed to act as directed by Lenders), pursuant to Section 1.45D-1(e)(5) of the Treasury Regulations.

6.24.26. Borrower shall not by its action or inaction cause a NMTC Recapture Event.

6.24.27. Borrower shall not discontinue conducting business, shall not relocate, expand or materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause such business to cease to be a Qualified Business of Borrower or to cease to continue as a QALICB, and that do not cause the Loans to cease to constitute a QLICI (as determined by Lenders in their good faith judgment and based upon the advice of counsel) and which are otherwise permitted hereunder.

6.24.28. Borrower shall utilize all proceeds of the Loans within twelve (12) months of the date hereof.

6.24.29. On or before January 15 and July 15 of each year during the Compliance Period, Borrower shall deliver to Lenders a certification in the form attached hereto as Exhibit C; in addition, within thirty (30) days of receiving a request from Lenders, Borrower shall deliver to Lenders a certification in the form attached hereto as Exhibit C with respect to the period specified by Lenders.

6.24.30. Borrower will treat the Loans as indebtedness for all purposes, and will not take any positions contrary to such treatment.

6.24.31. Borrower will treat each Lease as a lease for all purposes, and will not take any position contrary to such treatment.

6.24.32. The covenants contained in the Reimbursement and Compliance Agreement are hereby incorporated herein as though they were fully set forth in this Loan Agreement.

Clark Hill PLC, Leverage Law Group, LLC, and Jones Day are hereby permitted to rely on the foregoing covenants for purposes of federal income tax opinions to be issued in connection with the Loans.

6.25. Obligation to Furnish Evidence. In the event of any audit regarding the status or qualification of the Lenders or their affiliates as community development entities, the compliance by the Lenders or their affiliates with the Allocation Agreements or NMTC Program Requirements, the entitlement of any investor to Tax Credits, the qualification of the Census Tract as a Low-Income Community, the status of the Loans as a QLICI, the status of Borrower as a QALICB, or any other matter that involves the facts addressed in any representation and warranty contained in Section 5.21 hereof and any covenant contained in Section 6.24 hereof, Borrower shall promptly deliver or provide such reports, documents, or other evidence as reasonably requested by the Lenders, including (but not limited to) the following: tax returns, balance sheets, income statements, statements of cash flows, trial balances, general ledgers, business plans, financial projections, lease agreements, by-laws, certificates of formation, payroll records, bank statements, management or operating agreements, agreement, contracts, and invoices or purchase orders.

6.26. Filings. Borrower shall comply with all state and federal statutory and regulatory provisions applicable to such entity, including the filing of tax returns, reports and other information.

6.27. Anti-Terrorism Laws.

6.27.1. Borrower covenants and agrees with the Lenders that Borrower will not: (i) conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or (iii) engage in, or conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.27.2. There shall not be any changes in the direct or indirect ownership of Borrower without the prior written consent of the Lenders which may be withheld in their sole discretion.

6.27.3. Borrower agrees to deliver to the Lenders promptly (but in any event within ten (10) Business Days of the Lenders’ written request) any certification or other evidence requested from time to time by the Lenders in their reasonable discretion, confirming Borrower’s compliance with the foregoing covenants.

6.28. Inspection. The books, contracts, records, documents and other papers relating to the Borrower shall at all times be maintained in reasonable condition, and shall be subject to examination, inspection and copying by the Lenders and their agents and representatives at reasonable times during normal business hours upon reasonable notice as the Lenders reasonably require.

6.29. Notification By Borrower. Borrower shall promptly give notice to the Lenders of the occurrence of any circumstances which after the passage of time or the giving of notice or both would constitute an Event of Default.

6.30. Additional Reports. Within five (5) days of Borrower obtaining knowledge thereof, Borrower shall furnish to the Lenders a report executed by an authorized agent of Borrower with respect to:

6.30.1. Event of Default. Occurrence of any act, event, condition or omission which constitutes an Event of Default, together with a written statement of any remedial or curative actions that have been proposed in order to cure or remedy such default, and any action already taken with respect thereto;

6.30.2. Recapture Event. Occurrence of any act, event, condition or omission which constitutes, or which after notice or lapse of time or both, would cause a loss, reduction, recapture, or disallowance of the Tax Credits (a “NMTC Recapture Event”), together with a written statement of any actions which have been proposed in order to cure or remedy such default, and any action already taken with respect thereto;

6.30.3. Adverse Proceedings. Existence or change in status of any pending or threatened litigation or administrative proceedings or investigations against or affecting Borrower or Guarantor, which, if determined adversely to Borrower or Guarantor, would have a material adverse effect upon Borrower, Guarantor, the ability of either to perform its obligations under the Loan Documents, the Project, or the Collateral for the Loans;

6.30.4. Financial Change. A material adverse change in the financial condition of Borrower or Guarantor;

6.30.5. Tax Communication. Receipt of any material communication from any taxing authority by Borrower concerning Tax Credits;

6.30.6. Material Information. Any other material information reasonably requested by the Lenders regarding the Loans and Collateral; or

6.30.7. Insurance Certificates. Prior to the expiration or termination of the current policy, notice of any renewal or replacement of any insurance policy required under Section 6.15 of this Loan Agreement, in the form of a copy of the policy, or an endorsement or certificate thereof, indicating the dates of coverage.

6.30.8. Lease Default. Receipt of any notices of default under the Project Leases.

6.31. Distributions. Borrower shall not make distributions to its shareholders if such distributions would leave the Borrower unable to maintain adequate capitalization, cash flow, or reserves or would adversely affect the repayment ability of the Borrower of the Debt.

7. Default. The occurrence of any of the following events shall constitute an “Event of Default” pursuant to this Loan Agreement and the Loan Documents:

7.1. Non-Payment. Borrower shall fail to make any payment of the Obligations when due and payable and such failure shall continue for ten (10) days after written notice from the Lenders setting forth such payment default and the failure of Borrower to cure such default within such ten (10) day period.

7.2. Prepayment. Borrower makes any prepayment of the Loans, except as may be permitted under the Promissory Notes.

7.3. Breach. Borrower fails to comply with or perform any material term, provision, covenant, obligation, or agreement contained herein or in any other Loan Document and, excluding a breach of covenants pursuant to Section 6.24, such default is not remedied within thirty (30) days after written notice of such default is given to Borrower from the Lenders; provided, however, if such default is not reasonably susceptible of being cured within such thirty (30) day period and Borrower is diligently continuing to pursue the cure of such default at all times after such thirty (30) day period then Borrower shall have a reasonable time thereafter in which to cure such default.

7.4. Judgments and Attachments. Any judgment or attachment shall be rendered against the Collateral or Borrower in excess of One Hundred Thousand Dollars ($100,000.00), and shall not be stayed, appealed, or satisfied within thirty (30) days after being rendered.

7.5. Non-Payment of Tax or Liability. Borrower shall fail to pay any tax, assessment, or other liability in excess of Fifty Thousand Dollars ($50,000.00) when due, except when such tax, assessment, or other liability shall be contested in good faith as set forth in this Loan Agreement.

7.6. Transfer. All or any part of the Collateral shall be voluntarily or involuntarily, assigned, sold, conveyed, or transferred without the Lenders’ prior approval.

7.7. Insurance. Borrower shall fail to maintain any insurance required by this Loan Agreement and the Loan Documents.

7.8. License. Any Governmental Authorization required by this Loan Agreement shall be suspended, revoked, or terminated for any reason.

7.9. Appointment of Receiver; Orders. A receiver shall be appointed for the Collateral or Borrower, or an order, judgment, or decree is entered by any court of competent jurisdiction on the application of a creditor appointing a receiver, trustee, or liquidator of Borrower, the Property or all or substantially all of the other assets of the Borrower.

7.10. Assignment for Benefit. Borrower shall make any assignment for the benefit of creditors.

7.11. Dissolution. The dissolution, termination of existence, merger, or consolidation of Borrower shall have occurred.

7.12. Bankruptcy. Borrower shall file a voluntary petition of bankruptcy or an involuntary petition shall be filed against Borrower, which is not dismissed within sixty (60) days.

7.13. Insolvency. Borrower becomes insolvent.

7.14. Failure of Security. Subject to the Permitted Liens, the loss or impairment of (i) Lenders’ liens or security interest in the Collateral; or (ii) the priority of Lenders’ lien or security interest in the Collateral to the extent such loss of priority was caused by the action or inaction of Borrower or any Affiliates of Borrower.

7.15. Default under Other Agreements. Any event that results in the occurrence of a default under or the acceleration of the maturity of any present or future indebtedness of Borrower in excess of One Hundred Thousand Dollars ($100,000.00) (including Lenders) under any contract, promissory note, mortgage, deed of trust, security agreement, indenture, lease, or other agreement which is not cured within any applicable grace or cure periods.

7.16. Change in Control. A Change in Control shall have occurred, without the prior written consent of Lenders, which may be withheld in their sole discretion.

7.17. Representations and Warranties. At any time any material representation or warranty of Borrower set forth in this Loan Agreement or in any of the other Loan Documents, including the application for the Loan or in any report, certificate, financial statement, document, or other instrument delivered pursuant to or in connection with this Loan Agreement or any of the other Loan Documents, shall prove to have been false or incorrect in any material respect upon the date when made or deemed to be made or repeated.

7.18. Assignment. If Borrower assigns this Loan Agreement, the Advance to be made hereunder, any Disbursement to be made hereunder, or any interest in any of the foregoing, or if the Borrower’s leasehold interest in the Leased Space be conveyed, assigned, mortgaged, pledged, or encumbered in any way other than as herein provided without the prior written consent of the Lenders.

7.19. Tax Credits. If any violation of any of the representations and warranties in Section 5.21 hereof or the covenants set forth in Section 6.24 hereof shall have occurred.

7.20. Foreclosure. If any other holder of a mortgage or other lien or encumbrance on the Collateral of Borrower, or any part thereof or interest therein, institutes foreclosure or other proceedings for the enforcement of its remedies thereunder, which foreclosure or other proceedings are not discharged (without affecting such Collateral) or bonded, provided that this Section 7.20 shall not be construed to imply that the Lenders consents to any lien or encumbrance.

7.21. Encumbrance. The Borrower encumbers or permits the encumbrance of all or any part of the Collateral other than as may be expressly permitted in the Loan Documents.

7.22. Invalidity or Unenforceability of Security Interests. A determination by a court of competent jurisdiction that the security interests granted herein or in any other Loan Document against the Collateral are invalid, unenforceable, or not perfected.

7.23. Adverse Title or Possessory Interests. The acquisition by any Person of any legal, beneficial, or possessory interest in any portion of the Collateral other than the Permitted Liens, or otherwise as expressly permitted by the Loan Documents.

7.24. Ground Lease. The occurrence of any default under the Project Leases and the continuation of such default beyond any applicable cure or grace period set forth therein, or the termination of the Ground Lease, without Lenders’ prior written consent.

7.25. Material Contract. The occurrence of any default under a Material Contract and the continuation of such default beyond any applicable cure or grace period set forth therein, or the termination a Material Contract, without Lenders’ prior written consent.

8. Remedies. Upon both an Event of Default and the failure of Borrower to cure the default upon the expiration of any time afforded to cure the Event of Default, the Lenders may in their sole and absolute discretion exercise any one or more of the following remedies, without further notice to or consent from Borrower:

8.1. Termination; Acceleration. The Lenders may immediately terminate this Loan Agreement and the Loan Documents by notice to Borrower and declare the unpaid balance of the Obligations to be immediately due and payable.

8.2. Legal Action. The Lenders may commence Litigation against Borrower to recover the unpaid balance of the amount due pursuant to this Loan Agreement and the Loan Documents.

8.3. Loan Documents. The Lenders may exercise any one or more remedies permitted pursuant to the Loan Documents.

8.4. Possession or Control. The Lenders may take immediate possession or control of any or all of the Collateral wherever the Collateral may be found to the extent set forth in the Security Agreement and to the extent permitted by Applicable Law.

8.5. Sale. The Lenders may sell all or any of the Collateral at private or public sale in such manner and under such circumstances as the Lenders may determine in their sole and absolute discretion to the extent set forth in the Security Agreement. All demands of performance, advertisements, notices of sale or retention, manner of sale, as well as the presence of the Collateral at any sale, and the constructive possession of the Collateral by the Person conducting any sale are hereby waived by Borrower. In the event any of the Collateral shall be sold at private sale, any price which the Lenders in good faith believes to be reasonable under the circumstances, shall be acceptable, and the sale shall be deemed to be commercially reasonable in all respects, notwithstanding the possibility that a substantially higher price for the Collateral might have been realized at a public sale. Borrower acknowledges that a ready market may not exist for the Collateral and that any sale of the Collateral for a price substantially less than its fair market value minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell the Collateral.

8.6. Other Remedies. The Lenders may exercise any one or more remedies available under the UCC or Applicable Law.

9. Conditions to Loans. The obligations of the Lenders pursuant to this Loan Agreement and the Loan Documents including any obligation to advance the proceeds of the Loans to, or on behalf of, Borrower shall be subject to the satisfaction of each of the following conditions as of the Effective Date, in addition to any conditions precedent set forth elsewhere in this Loan Agreement and the Loan Documents:

9.1. Loan Documents. Borrower shall have executed and delivered all of the Loan Documents.

9.2. Fees and Expenses. The Lenders shall have received an amount equal to the Fees and Expenses incurred prior to or at the closing of this Loan Agreement as presented by the Lenders to Borrower on the Closing Flow of Funds Memorandum.

9.3. Insurance Policies. The Lenders shall have received and approved copies of all insurance policies (or certificates), along with all required endorsements and certificates thereto, as required by this Loan Agreement and the Loan Documents.

9.4. Other Documents. The Lenders shall have received all of the other documents referred to in this Loan Agreement and the Loan Documents.

9.5. Financial Projections. Borrower shall cause to be delivered to the Lenders the Financial Projections in form and substance reasonably acceptable to the Lenders.

9.6. Opinions of Counsel. Borrower shall deliver to the Lenders an opinion of counsel regarding federal income tax matters in form and substance reasonably acceptable to the Lenders.

10. Intercreditor Provisions.

10.1. Powers. Each Lender shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Lender, if any, by the terms of each such Loan Document, together with such powers as are reasonably incidental thereto.

10.2. Exercise of Remedies.

10.2.1. Collateral. Irrespective of whether any Event of Default shall have occurred under the terms of the Loan Documents, so long as any obligations of Borrower to any Lender under the Loan Documents remain unpaid Carver Lender shall have the right to enforce any of its rights with respect to the Carver Reserve Account and ST Lender shall have the right to enforce any of its rights with respect to the ST Reserve Account.

10.2.2. Notice of Event of Default. Each Lender shall use commercially reasonable efforts to advise the other Lender promptly of any Event of Default of which such Lender has actual knowledge under the Loan Documents, and shall provide supporting documentation reasonably requested by the other Lender. No Lender shall issue a notice of an Event of Default to Borrower without the prior written consent of the other Lender. Notwithstanding the foregoing, each Lender is permitted to engage in routine collection activities, such as sending out payment delinquency notices (with copies to the other Lender) and making telephonic collection calls to Borrower in the ordinary course of servicing its respective Loans, without the consent of the other Lender.

10.2.3. Remedies.

10.2.3.1. Upon the occurrence of an Event of Default for which a notice was issued to Borrower in accordance with Section 10.2.2 of this Loan Agreement (excluding routine collection matters), the Lender that issued such notice shall propose a remedial action plan to the other Lender in writing (which may be provided exclusively by e-mail) (a “Proposed Remedial Action Plan”). Each Lender shall provide written comments (which may be submitted exclusively by e-mail) to a Proposed Remedial Action Plan to the other Lender within ten (10) Business Days of receipt thereof. The Lenders agree to use commercially reasonable efforts to reach unanimous consent with respect to a Proposed Remedial Action Plan. In the event that the Lenders do not agree to a Proposed Remedial Action Plan within thirty (30) calendar days of each Lender’s receipt thereof, such plan shall be deemed rejected. In the event that such a plan is rejected, the Lenders agree to work in good faith to develop a new Proposed Remedial Action Plan.

10.2.3.2. Any consent requested of any Lender under Section 10 hereof shall be deemed given only upon receipt of affirmative written consent from such Lender (which may be provided by e-mail). If any Lender fails to provide such affirmative written consent within ten (10) Business Days following receipt of a Proposed Remedial Action Plan, such Lender shall be deemed to have rejected such plan.

10.2.3.3. A Proposed Remedial Action Plan approved in accordance with this Section 10.2.3 shall be referred to herein as an “Approved Remedial Action Plan.” Upon such approval, the Lenders shall, by unanimous election, authorize any one of them (in such capacity, the “Lead Lender”) to pursue such Approved Remedial Action Plan. Notwithstanding anything to the contrary herein, the Lead Lender shall have no obligation to implement an Approved Remedial Action Plan until the Section 10 Expenses have been provided for in accordance with Section 10.2.8 of this Loan Agreement, unless otherwise agreed by the other Lender in writing.

10.2.4. Consents Generally. Each Lender shall use commercially reasonable efforts to provide notice to the other Lender (which may be provided exclusively by e-mail) in the event that such Lender has actual knowledge of a matter that requires the approval or consent of the Lenders pursuant to the Loan Documents (unless it appears that the other Lender has received notice of such matters).

10.2.5. Limitation of Liability.

10.2.5.1. Neither the Lead Lender nor any of its members, managers, directors, officers, employees, attorneys, agents, Affiliates, successors or assigns shall be liable or responsible in any manner whatsoever to any of the Lender, Borrower, or any other Person in connection with the Lead Lender’s role as the Lead Lender except for the Lead Lender’s own gross negligence, willful misconduct or fraud in performing its duties hereunder. The Lead Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Section 10 or any of the Loan Documents in accordance with the consent of the other Lender, including, without limitation, the implementation of an Approved Remedial Action Plan. This Section 10.2.5 shall survive the termination of this Section 10 only to the extent such obligations arise from actions taken or omissions made by the Lead Lender prior to the termination of this Section 10.

10.2.5.2. Notwithstanding anything to the contrary herein, none of the Lead Lender’s members, managers, directors, officers, employees, attorneys, agents, Affiliates, successors or assigns shall have any personal liability in connection with the Lead Lender’s obligations hereunder.

10.2.6. Reliance on Communications. The Lead Lender shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, instruction, direction, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, e-mail message, statement or other document or conversation believed by it in its reasonable discretion to be genuine and correct and to have been signed, sent or made by the proper responsible officers or other authorized parties of the other Lender or Borrower, as applicable, and upon advice and statements of legal counsel (including counsel to the other Lender), independent accountants and other experts selected by the Lead Lender.

10.2.7. Reporting. Each Lender may specifically enforce Borrower’s reporting obligations pursuant to the Loan Documents, and collect any penalties with respect thereto without the consent of the other Lender.

10.2.8. Expenses. Borrower shall be obligated to reimburse the Lead Lender and the other Lender for any actual third party out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, disbursements and court costs prior to trial, at trial and on appeal) incurred in enforcing the Lenders’ rights under the Loan Documents pursuant to this Section 10 (collectively, the “Section 10 Expenses”). Notwithstanding the foregoing, to the extent the Section 10 Expenses will be incurred by the Lead Lender prior to the availability of funds from Borrower, the Lenders shall use commercially reasonable efforts to identify a source of funds to pay such Section 10 Expenses. This Section 10.2.8 shall survive the termination of this Section 10.

10.3. Payments. The Lenders agree that any payments made by Borrower (excluding any payments made to Carver Lender from funds held in, or withdrawn from, the Carver Reserve Account and any payments made to ST Lender from funds held in, or withdrawn from, the ST Reserve Account) shall be applied in accordance with the Promissory Notes, first to the Lenders’ fees, costs, and expenses which are reimbursable under the terms of the Promissory Notes or any Loan Document, if any, second to accrued and unpaid interest, and then to unpaid principal.

10.4. Repayment Priority Prior to Default. Prior to the occurrence of a default or event of default under the Loan and the continuation thereof beyond any applicable cure period provided in the applicable Loan Documents, Lenders shall be entitled to collect and retain amounts due and payable by Borrower under the Loan Documents on a pari passu basis in proportion to the percentage of the total Loan amount that their respective promissory notes comprise.

10.5. Repayment Priority Following Default. Lenders covenant and agree that upon the occurrence of any default or event of default under the Loan and the continuation thereof beyond any applicable cure period provided in the applicable Loan Documents, and during the continuation of any default or event of default under the Loan, all sums actually received by any Lender (net of any actual costs of collection) from (i) Borrower or (ii) net foreclosure proceeds from the sale of Collateral (after payment of all costs and expenses of enforcement, collection, and sale), excluding however any proceeds of the Carver Reserve Account or the ST Reserve Account (collectively, the “Default Proceeds”), shall be allocated and shared among Lenders based upon the following subsections:

10.5.1. Default Proceeds. All Default Proceeds shall be allocated and delivered:

10.5.1.1. first, to ST Lender until the total outstanding indebtedness under the ST Loan has been repaid in full;

10.5.1.2. second, to Carver Lender until the total outstanding indebtedness under the Carver Loan has been repaid in full; and

10.5.1.3. finally, all remaining amounts, if any, shall be paid to Borrower.

As used herein, “total outstanding indebtedness” shall mean the principal amount and all accrued by unpaid interest outstanding under a Loan, including without limitation all unpaid fees, protective advances, expenses to be reimbursed, and all other amounts due under the respective Loan Documents as of the date the event of default is declared (the “Default Date”).

10.5.2. Cure and Subsequent Default. In the event all declared defaults and events of default are subsequently cured (as respectively determined by Lenders in their reasonable discretion), all payments thereafter, while no default or event of default shall exist, shall be made according to the terms of Section 10.1 above. In the event a later default or event of default is declared by any Lender (the date of which declaration shall then be the “Default Date”), all Default Proceeds shall be allocated and delivered according to subsection 10.5.1 above.

10.5.3. Curative Deliveries. In the event any Lender receives any sum in excess of such party’s share according to this Agreement, such party shall promptly remit to the party entitled thereto such sum as may be necessary to comply with the provisions hereof. Upon request by any Lender, the other Lender shall account for all advances and payments received by such Lender.

10.6. Obligations Absolute. The provisions of this Section 10 are solely for the purpose of (a) defining the relative rights of the Lenders with respect to the priority of payment of the various obligations of Borrower to each of them and (b) the right of each Lender to exercise rights and remedies as a creditor of Borrower. As between Borrower and the holders of any of the Promissory Notes, nothing in this Section 10 shall impact the obligations of Borrower, which are unconditional and absolute, to pay to the holders thereof the principal and interest thereon and any other liabilities pursuant to the Loan Documents, all in accordance with their respective terms. Borrower shall have no right to enforce the terms of this Section 10 against any Lender.

11. Approvals and Consents in Writing. All matters that are subject to the approval, consent, or direction of the Lenders, such approvals, consents, or directions shall be sought and obtained from the Lenders in writing.

12. General Provisions.

12.1. Schedules and Exhibits. All Schedules to this Loan Agreement and all Exhibits to the Loan Documents as supplemented, modified, or amended from time to time, are hereby incorporated into this Loan Agreement as though they were fully set forth in this Loan Agreement.

12.2. Governing Law. This Loan Agreement and the Loan Documents shall be subject to and governed by the laws of the State of Georgia without regard to the choice of law provisions thereof and applicable federal laws.

12.3. Rights and Remedies Cumulative. The rights and remedies expressed in this Loan Agreement and the Loan Documents shall be cumulative and not exclusive of any rights and remedies otherwise available to the Lenders.

12.4. Assignment; Assumption. This Loan Agreement and the Loan Documents shall not be assigned or otherwise transferred by Borrower or assumed by any other Person. Any purported assignment, transfer, or assumption of this Loan Agreement or the Loan Documents shall not release Borrower of any of the obligations of Borrower pursuant to this Loan Agreement or the Loan Documents. The Lenders may assign, participate, or transfer all or any part of the Loans, this Loan Agreement and the Loan Documents without notice to or the consent from Borrower. In connection with any assignment, participation and transfer by the Lenders, Borrower hereby consents to the disclosure of information pertaining to the Obligations to prospective assignees, participants, and transferees.

12.5. Further Assurances. Upon request by the Lenders, Borrower shall execute and deliver such other documents and take such further actions as may be reasonably requested to carry out the provisions of this Loan Agreement and the Loan Documents.

12.6. Modification; Waiver. This Loan Agreement and the Loan Documents may be modified, amended, or waived only by a written agreement signed by the Party to be bound by the modification, amendment, or waiver. The course of dealing among the Parties shall not modify or amend this Loan Agreement or the Loan Documents in any respect. Any delay by the Lenders in the exercise of any of their rights pursuant to this Loan Agreement or the Loan Documents shall not be construed as a waiver or release of any of the provisions of this Loan Agreement or the Loan Documents. A waiver by the Lenders of a breach of any provision of this Loan Agreement or the Loan Documents or any waiver by the Lenders of an Event of Default shall not: (a) operate or be construed as a waiver of any subsequent breach or Event of Default; (b) limit or restrict any right or remedy otherwise available to the Lenders; or (c) operate or be construed as a waiver of compliance by the Lenders as to any other provision of this Loan Agreement or the Loan Documents.

12.7. Binding Effect and Benefit. This Loan Agreement and the Loan Documents shall inure to the benefit of and shall be binding upon and enforceable by the heirs, successors, and assigns of the Parties.

12.8. Notice. All notices, requests, demands, and other communications permitted or required by this Loan Agreement or the Loan Documents shall be in writing, and (a) delivered in person; (b) sent by express mail or other overnight delivery service providing receipt of delivery; (c) mailed by certified or registered mail, postage prepaid, return receipt requested, restricted delivery to the relevant party; or (d) electronic communication, whether by email, telegram or telecopier, together with confirmation of transmission (and in the case of email, confirmation of actual receipt by the intended recipient). All such notices and other communications shall be sent to the following addresses, unless changed by the receiving Party or otherwise known to the sending Party:

If to Carver Lender:

Carver Development CDE VI, LLC

c/o Carver State Bank

701 Martin Luther King, Jr. Boulevard

Savannah, Georgia 31401

Attention: Robert E. James, II

Email: RJamesii@carverstatebank.com

With copies to:

Leverage Law Group, LLC

4501 College Boulevard, Suite 280

Leawood, KS 66211

Attn: Neal Johnson

Email: neal.johnson@leveragelaw.com

and:

Danimer Bainbridge Investment Fund, LLC

c/o SunTrust Community Capital, LLC

303 Peachtree Street N.E., Suite 2200

Mail Code GA-ATL-0243

Atlanta, GA 30308

Attention: Christopher Leutzinger

Email: chris.leutzinger@suntrust.com

and:

SunTrust Community Capital, LLC

303 Peachtree Street N.E., Suite 2200

Mail Code GA-ATL-0243

Atlanta, GA 30308

Attention: Christopher Leutzinger

Email: chris.leutzinger@suntrust.com

and:

Jones Day

100 High Street, 21st Floor

Boston, MA 02110

Attention: Douglas Banghart, Esq.

Email: dbanghart@jonesday.com

If to ST Lender:

ST CDE LXII, LLC

303 Peachtree Street N.E., Suite 2200

Mail Code GA-ATL-0243

Atlanta, GA 30308

Attention: Christopher Leutzinger

Email: chris.leutzinger@suntrust.com

With copies to:

Jones Day

100 High Street, 21st Floor

Boston, MA 02110

Attention: Douglas Banghart, Esq.

Email: dbanghart@jonesday.com

and:

Danimer Bainbridge Investment Fund, LLC

c/o SunTrust Community Capital, LLC

303 Peachtree Street N.E., Suite 2200

Mail Code GA-ATL-0243

Atlanta, GA 30308

Attention: Christopher Leutzinger

Email: chris.leutzinger@suntrust.com

and:

SunTrust Community Capital, LLC

303 Peachtree Street N.E., Suite 2200

Mail Code GA-ATL-0243

Atlanta, GA 30308

Attention: Christopher Leutzinger

Email: chris.leutzinger@suntrust.com

and:

Jones Day

100 High Street, 21st Floor

Boston, MA 02110

Attention: Douglas Banghart, Esq.

Email: dbanghart@jonesday.com

If to Borrower:

Danimer Scientific Manufacturing, Inc.

c/o Meredian Holdings Group, Inc.

140 Industrial Boulevard

Bainbridge, GA, 39817

Attn: John A Dowdy, III

Email: jad@danimer.com

With a copy to:

Thompson Hine LLP

Two Alliance Center

3560 Lenox Road NE, Suite 1600

Atlanta, Georgia 30326-4266

Attn: Sherman Golden

Facsimile: 404.541.2905

Email: Sherman.Golden@thompsonhine.com

12.9. Business Day. If any provision of this Loan Agreement or the Loan Documents requires the performance of an obligation on a date that is not a Business Day, the performance by a Party may be postponed until the next Business Day.

12.10. Time for Performance. Time shall be of the essence.

12.11. Third Party Beneficiaries. Except as provided in this Loan Agreement or the Loan Documents, the Parties do not intend to create any rights for the benefit of any third party.

12.12. Counterparts. This Loan Agreement and the Loan Documents may be executed in one or more counterparts. Each counterpart of this Loan Agreement shall be deemed a duplicate original of this Loan Agreement, and all counterparts, when collected together, shall constitute the original of this Loan Agreement. A counterpart may be a full copy of this Loan Agreement or a signature page from a full copy of this Loan Agreement. Delivery of such executed counterpart by facsimile, emailed .pdf or other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart.

12.13. Conflict in Documents. To the extent there may be a conflict between the provisions of this Loan Agreement and any of the Loan Documents, the provisions of this Loan Agreement shall prevail.

12.14. Survival of Representations and Warranties. All representations and warranties made by Borrower in this Loan Agreement and the Loan Documents shall survive the making of the Loans, and shall continue in full force and effect until the Obligations shall be paid in full.

12.15. Severability. Each provision of this Loan Agreement shall be severable from all other provisions of this Loan Agreement and the Loan Documents. Each provision of the Loan Documents shall be severable from all other provisions of this Loan Agreement and the other Loan Documents. If any Governmental Authority shall determine, during or at the conclusion of any Litigation, that any provision of this Loan Agreement or the Loan Documents shall be invalid or unenforceable, the provision shall be deemed modified only to the extent necessary to render it valid and enforceable, and all remaining provisions of this Loan Agreement and the Loan Documents shall remain in full force and effect.

12.16. Interpretation. This Loan Agreement and the Loan Documents shall be interpreted as though the Parties participated equally in their preparation and negotiation. The Parties assume joint responsibility for the form and composition of each provision of this Loan Agreement and the Loan Documents. Unless the context would result in a conflict in the provisions of this Loan Agreement: (a) the gender or lack of gender of all words used in this Loan Agreement and the Loan Documents shall include the masculine, feminine, and neuter; (b) the singular shall include the plural; (c) the words “include” or “including” mean, in addition to any regularly accepted meaning, “without limitation” and “including but not limited to”; (d) references to Sections refer to Sections of this Loan Agreement; (e) references to Schedules are to the Schedules attached to or delivered with this Loan Agreement; (f) subject headings and captions are included for convenience only and shall not affect the interpretation of this Loan Agreement; (g) the definitions used herein apply to all capitalized terms; and (h) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications to, or replacements of, such instruments to permitted by the terms of this Loan Agreement.

12.17. Entire Agreement. This Loan Agreement and the Loan Documents contain the entire agreement of the Parties regarding the Loans, and no other oral or written agreements shall be binding on the Lenders. Borrower represents and warrants that Borrower has not been influenced by any Person to enter into this Loan Agreement or any of the Loan Documents, nor relied on any representation, warranty, or covenant of any Person except for those representations, warranties, and covenants set forth in this Loan Agreement.

12.18. Exchange of Information. Borrower agrees that the Lenders may exchange or disclose financial and other information about Borrower with or to any of the Lenders’ affiliates or other related entities and with any party that acquires a participation or other interest in all or part of the Loans.

12.19. Termination; Reinstatement.

12.19.1. This Loan Agreement shall terminate on the later of the Maturity Date or the date on which the Obligations shall be paid in full; provided that the provisions of Sections 5.21, 6.21, and 6.24 shall survive such termination.

12.19.2. This Loan Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.20. Publicity. During the equipping of the Project, Lenders and/or Investor may, at their option, announce and publicize the source of the financing contemplated hereunder by reasonable means and media selected by Lenders and may, at Lenders’ own cost, also erect (or request that Borrower erect) on the Leased Space, but subject to Applicable Law and Permitted Liens, a sign for display indicating Lenders and/or Investor are providing the financing for the Project. If such sign is provided, Borrower agrees (i) to provide a prominent and reasonably suitable location for the display of the sign, (ii) to cause the sign to be displayed in such place by suitable attachment of the sign to a structure on the site at Lenders’ cost, and (iii) to maintain the display of such sign for the duration of construction of the Project. Notwithstanding anything contained in this Section to the contrary, Lenders and/or Investor may use media, and other Project related information, internally without consent of Borrower. In addition, Borrower hereby authorizes Lenders and Investor to reproduce and display any media (including, without limitation, photographs and illustrations) of the Project submitted to Lenders or Investor by Borrower. Borrower represents and warrants to Lenders and Investor that Borrower has obtained any and all licenses and/or permissions necessary for Borrower’s, Investor’s and Lenders’ use of such media.

12.21. Non-Delinquency Certification. Borrower certifies that it is not delinquent in the payment of any debt to the Lenders or any other person other than trade payables, and Borrower acknowledges and agrees that the Lenders may declare this Loan Agreement null and void if this certification is false.

12.22. TAX CREDIT RECAPTURE LIABILITY. BORROWER ACKNOWLEDGES THAT LENDERS ARE MAKING THE LOANS TO BORROWER CONTINGENT UPON THE QUALIFICATION THAT BORROWER IS A QALICB AND THE AVAILABILITY OF THE TAX CREDITS TO THE INVESTOR OR ITS ASSIGNS. ANY BREACH BY BORROWER OF ANY OF BORROWER’S REPRESENTATIONS, WARRANTIES OR COVENANTS IN SECTION 5.21 OR SECTION 6.24 OF THIS LOAN AGREEMENT MAY RESULT IN LIABILITY OF BORROWER TO LENDERS, THEIR MEMBERS AND THE INVESTOR PURSUANT TO THE LOAN DOCUMENTS.

12.23. Non-Liability. In no event shall the Lenders (or their Affiliates) be liable to Borrower for consequential, special, punitive, incidental damages, or lost profits, whatever the nature of the breach by the Lenders or Borrower of its Obligations under this Loan Agreement or the Loan Documents or in connection herewith. Borrower waives all claims for consequential, special, punitive, incidental damages, and lost profits and for all damages described in Section 12.23 hereof.

12.24. Lenders-Borrower Relationship. The relationship between the Lenders and Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the Loan Documents shall in any manner be construed as making the parties hereto principal, agent, partners, joint venturers or any other relationship other than lender and Borrower.

12.25. Electronic Transmission of Data. The Lenders and Borrower agree that certain data related to the Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and the Lenders and their affiliates and other Persons involved with the subject matter of this Loan Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that the Lenders does not control the method of transmittal or service providers, (b) the Lenders has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless, defend and indemnify the Lenders from any claim, damage or loss, including that arising in whole or part from the Lenders’ strict liability or sole, comparative, or contributory negligence, which is related to the electronic transmission of data.

12.26. Forum. Borrower and the Lenders hereby irrevocably submit generally and unconditionally for themselves and in respect of Borrower’s property to the jurisdiction of any state court or any United States federal court sitting in the State of Georgia specified in the governing law section of this Loan Agreement and to the jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located, over any Dispute, with venue in all events in a state court or U.S. federal court sitting in the State of Georgia. Borrower and the Lenders hereby irrevocably waive to the fullest extent permitted by Law, any objection to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower and the Lenders hereby agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in the governing law section of this Loan Agreement may be made by certified or registered mail, return receipt requested, directed to Borrower or the Lenders at their address for notice set forth in this Loan Agreement, or at a subsequent address of which the Lenders or Borrower received actual notice from Borrower or the Lenders in accordance with the notice section of this Loan Agreement, and service so made shall be complete five (5) calendar days after the same shall have been so mailed.

12.27. Attorney’s Fees. Notwithstanding anything to the contrary contained herein, the terms “attorney fees” or “reasonable attorney’s fees” as used herein shall mean attorney’s fees actually incurred and shall not mean deemed statutory attorney’s fees under O.C.G.A. Section 13-1-11.

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EXECUTED and DELIVERED as of the date first written above.

CARVER LENDER:

Carver Development CDE VI, LLC,
a Georgia limited liability company

By:	Carver Development CDE, LLC,
a Georgia limited liability company,
its managing member

By:	/s/ Robert E. James, II
Name:	Robert E. James, II
Title:	President

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EXECUTED and DELIVERED as of the date first written above.

ST LENDER:

ST CDE LXII, LLC,
a Georgia limited liability company

By:	SunTrust Community Development Enterprises, LLC,
a Georgia limited liability company,
its manager

By:	SunTrust Community Capital, LLC,
a Georgia limited liability company,
its managing member

By:	/s/ Christopher Leutzinger
Name:	Christopher Leutzinger
Title:	First Vice President

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Danimer – QLICI Loan Agreement	Signature Page

EXECUTED and DELIVERED as of the date first written above.

DANIMER SCIENTIFIC MANUFACTURING, INC.,
a Delaware corporation

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

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